                          LITIGATION SETTLEMENT OFFER

                                  (AIMCO LOGO)

                             AIMCO PROPERTIES, L.P.
        is offering to purchase any and all limited partnership units in

                          CENTURY PROPERTIES FUND XVII
                          FOR $208.02 PER UNIT IN CASH

    This Litigation Settlement Offer is being made as part of a COURT APPROVED SETTLEMENT of class and derivative litigation brought on behalf of limited partners in your partnership and others. FINAL COURT APPROVAL OF THE SETTLEMENT, WHICH REQUIRES THE MAKING OF THIS LITIGATION SETTLEMENT OFFER AS A CONDITION OF SETTLEMENT, HAS BEEN OBTAINED. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. Under the terms of the settlement, the Court appointed American Appraisal Associates, Inc., as an independent appraiser, to appraise your partnership's properties and we agreed to provide an executive summary of the appraiser's report for each property owned by your partnership, attached as Annex II. A complete copy of the appraiser's report will be provided to you free of charge upon request. THE SETTLEMENT ALSO INCLUDES THE CREATION OF A $9.9 MILLION SETTLEMENT FUND FOR MEMBERS OF THE SETTLEMENT CLASS. AFTER DEDUCTING ATTORNEYS' FEES AND OTHER SETTLEMENT COSTS (INCLUDING A PORTION OF THE COSTS OF THE APPRAISALS AND CERTAIN COSTS OF ADMINISTRATION OF THE SETTLEMENT FUND), WE HAVE ALLOCATED THE REMAINING AMOUNT IN THE SETTLEMENT FUND AMONG THE 44 REMAINING PARTNERSHIPS INVOLVED IN THE SETTLEMENT, PRO RATA BASED ON PARTNERSHIP REVENUE FOR THE YEAR ENDED DECEMBER 31, 2002 ALLOCABLE TO UNITS HELD BY THE MEMBERS OF THE SETTLEMENT CLASS. YOUR PRO RATA SHARE OF THE SETTLEMENT FUND IS $8.76, WHICH IS INCLUDED IN OUR OFFER PRICE ABOVE FOR THOSE WHO TENDER.

    Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer.

    You will not pay any partnership transfer fees if you tender your units pursuant to this offer. You will pay any other fees or costs, including any transfer taxes.

    Our offer price will be reduced for any distributions subsequently made or declared by your partnership prior to the expiration of our offer.

    Our offer and your withdrawal rights will expire at midnight, New York City time, on December 11, 2003, unless we extend the deadline.

    Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS LITIGATION SETTLEMENT OFFER FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

    - If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from any claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

(Continued on next page)

    If you decide to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Litigation Settlement Offer. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS LITIGATION SETTLEMENT OFFER, THE LETTER OF TRANSMITTAL OR FOR A COMPLETE COPY OF AN APPRAISAL OF ANY OF YOUR PARTNERSHIP'S PROPERTIES MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (800) 467-0821.

                               November 12, 2003

(Continued from prior page)

    - We determined our offer price without any arms-length negotiations, and independently of the recent appraisals of your partnership's property (an executive summary of each of which is attached as Annex II). Accordingly, our offer price may not reflect the fair market value of your units. In addition, the determination of our offer price has not been approved by the court or counsel for the parties in the class and derivative litigation.

    - Upon a liquidation of your partnership, if the properties were sold at a price equal to the value determined by the independent appraiser, we estimate that your liquidation proceeds would be approximately $283.83 per unit, which is higher than our offer price of $208.02 per unit. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement
      Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

    - Your general partner and the property manager are affiliates of ours and, therefore, your general partner has substantial conflicts of interest with respect to our offer.

    - We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

    - Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

    - If we do not acquire all of the outstanding units in your partnership, it is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

    - For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

    - The general partner makes no recommendation as to whether you should tender your units.

    NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK THE ADVICE OF YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

    THIS LITIGATION SETTLEMENT OFFER IS BEING OFFERED TO ALL CURRENT UNITHOLDERS WHETHER OR NOT THEY HAVE REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS. IF YOU REQUESTED EXCLUSION FROM THE SETTLEMENT CLASS BUT TENDER YOUR UNITS, BY SIGNING THE LETTER OF TRANSMITTAL, YOU WILL RELEASE US FROM CLAIMS THAT YOU WOULD OTHERWISE HAVE PRESERVED BY REQUESTING EXCLUSION. IF YOU DID NOT REQUEST EXCLUSION, YOU WILL RELEASE ANY KNOWN OR UNKNOWN CLAIMS ARISING OUT OF THE CLASS AND DERIVATIVE LITIGATION IF THE JUDGMENT APPROVING THE SETTLEMENT IS AFFIRMED ON APPEAL. BY EXECUTING THE ENCLOSED LETTER OF TRANSMITTAL, MOREOVER, YOU WILL RELEASE THOSE CLAIMS EVEN IF THE JUDGMENT IS REVERSED OR OTHERWISE VACATED ON APPEAL.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

           By Mail:                  By Overnight Courier:                 By Hand:
   1275 Valley Brook Avenue        1275 Valley Brook Avenue        1275 Valley Brook Avenue
      Lyndhurst, NJ 07071             Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
RISK FACTORS................................................     4
  If you tender your units in this offer, you will release
     us from all liability and assign to us your rights in
     any future claims......................................     4
  We have established the terms of our offer without
     reference to the recent appraisal of your partnership's
     properties.............................................     4
  Our offer price may not represent fair market value.......     4
  Our offer price does not reflect future prospects.........     4
  The liquidation value of your partnership units exceeds
     our offer price........................................     4
  Continuation of the partnership; no time frame regarding
     sale of property.......................................     5
  Holding your units may result in greater future value.....     5
  The general partner faces conflicts of interest with
     respect to this offer..................................     5
  Your general partner is not making a recommendation
     regarding this offer...................................     5
  Your general partner faces conflicts of interest relating
     to management fees.....................................     6
  If we do not acquire all of the outstanding units in this
     offer, we may make a future offer at a higher price....     6
  Your tax liability resulting from a sale of your units
     could exceed our offer price...........................     6
  You may recognize taxable gain on the amount paid from the settlement fund or for release and assignment of
     claims.................................................     6
  If you tender your units in this offer, you will no longer
     be entitled to distributions from your partnership.....     7
  You could recognize gain in the event of a future
     reduction in your partnership's liabilities............     7
  Your partnership's status could terminate for federal
     income tax purposes....................................     7
  We could delay acceptance of, and payment for, your
     units..................................................     7
  There may be a possible reduction of available information
     about your partnership as a result of this offer.......     7
  Your partnership has balloon payments on its mortgage
     debt...................................................     8
THE LITIGATION SETTLEMENT OFFER.............................     9
   1. Terms of the Offer; Expiration Date...................     9
   2. Acceptance for Payment and Payment for Units..........     9
   3. Procedure for Tendering Units.........................    11
   4. Withdrawal Rights.....................................    14
   5. Extension of Tender Period; Termination; Amendment; No
     Subsequent Offering Period.............................    14
   6. Certain Federal Income Tax Matters....................    15
   7. Effects of the Offer..................................    19
   8. Valuation of Units....................................    20
   9. The Lawsuit and the Settlement........................    24
  10. Information Concerning Us and Certain of Our
     Affiliates.............................................    29
  11. Background and Reasons for the Offer..................    33
  12. Position of the General Partner of Your Partnership
     With Respect to the Offer..............................    35
  13. Conflicts of Interest and Transactions with
     Affiliates.............................................    36
  14. Future Plans of the Purchaser.........................    37
  15. Certain Information Concerning Your Partnership.......    38
  16. Voting Power..........................................    42

                                                              PAGE
                                                              ----
  17. Source of Funds.......................................    42
  18. Dissenters' Rights....................................    43
  19. Conditions to the Offer...............................    43
  20. Certain Legal Matters.................................    45
  21. Fees and Expenses.....................................    46
ANNEX I -- OFFICERS AND DIRECTORS...........................   I-1
ANNEX II -- EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S
  REPORT....................................................  II-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire Litigation Settlement Offer, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this Litigation Settlement Offer where a more complete discussion may be found.

     - The Litigation Settlement Offer. As part of the settlement of a class and derivative litigation entitled Nuanes et al. v. Insignia Financial Group, Inc. et al. and Heller v. Insignia Financial Group, Inc., et al. on behalf of your partnership and limited partners in your partnership and others, we are offering to acquire any and all of the limited partnership units of your partnership for $208.02 per unit in cash. Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in this litigation. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date," "-- Section 7. Effects of the Offer," "-- Section 8. Valuation of Units" and "-- Section 9. The Lawsuit and the Settlement."

     - The Settlement Fund. The settlement also includes the creation of a $9.9 million settlement fund for members of the settlement class. After deducting attorneys' fees and other settlement costs (including a portion of the costs of the appraisals and certain costs of administration of the settlement fund), we have allocated the remaining amount in the settlement fund among the 44 remaining partnerships involved in the settlement, pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by the members of the settlement class. Your partnership's allocated share of the settlement fund is divided by the total number of units owned by members of the settlement class, and the resulting amount is included in our offer price above. Your pro rata share of the settlement fund is $8.76. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund.

       If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

       Under the terms of the settlement, we will pay the costs of printing and mailing this Litigation Settlement Offer to limited partners of your partnership, as well as other costs of notice. In addition, we have agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund.

     - Factors in Determining the Offer Price. In determining the offer price per unit we principally considered:

      - your partnership's property income;

      - our estimate of an appropriate capitalization rate for such property income;

      - the location, condition and debt structure of your partnership's property;

      - our estimate of the fees and expenses expected to be incurred by your partnership if its properties are sold; and

      - your partnership's other assets and liabilities.

     - Expiration Date. Our offer expires on December 11, 2003, unless extended, and you can tender your units until our offer expires. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date."

     - Right to Extend the Expiration Date. Under the settlement, we can extend the expiration date of the offer in our sole discretion up to 90 business days from the date of commencement. We reserve the right to extend the offer subject to customary conditions. In the event we extend the offer, we will either issue a press release or send you a notice of any such extension. See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

     - How to Tender. To tender your units, complete the accompanying letter of transmittal and send it, along with any other documents required by the letter of transmittal, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this Litigation Settlement Offer. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     - Release and Assignment of Future Claims. If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

     - Covenant Not to Sue. If you requested exclusion from the settlement but tender your units in this offer, by signing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including the making of this offer, except with respect to any statements or representations made herein other than those approved by the Court. If you do not request exclusion from the settlement class, you will already have agreed not to bring any such action, claim, suit or proceeding once the settlement is final.

     - Withdrawal Rights. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after January 11, 2004 if we have not already accepted units for purchase and payment. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - How to Withdraw. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Litigation Settlement Offer -- Section 4. Withdrawal Rights."

     - Tax Consequences. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Litigation Settlement
       Offer -- Section 6. Certain Federal Income Tax Matters."

     - Availability of Funds. We intend to pay the purchase price for any units tendered from our existing cash balances or borrowings under our line of credit. See "The Litigation Settlement Offer -- Section 17. Source of Funds."

     - Conditions to the Offer. There are a number of conditions to our offer, including our having adequate cash balances or availability under our line of credit, the absence of competing tender offers, that there be no material change with respect to our financial condition, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer."

     - Remaining as a Limited Partner. If you do not tender your units, you will remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership. However, if there are fewer than 300 unitholders in your partnership as a result of the offer, your partnership will no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited financial statements. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

     - Who We Are. We are AIMCO Properties, L.P., the operating partnership of Apartment Investment and Management Company, a New York Stock Exchange-listed company. See "The Litigation Settlement Offer -- Section
       10. Information Concerning Us and Certain of Our Affiliates."

     - Conflicts of Interest. Our affiliate receives fees for managing your partnership's property and the general partner of your partnership (which is our affiliate) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "The Litigation Settlement Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership."

     - No General Partner Recommendation. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Each limited partner should make his or her own decision whether or not to tender. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER. See "The Litigation Settlement Offer -- Section 12. Position of the General Partner of Your Partnership With Respect to the Offer."

     - No Subsequent Offering Period. We do not currently intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Litigation Settlement Offer -- Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

     - Additional Information. For assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this Litigation Settlement Offer.

     - No Recommendation by Court or Counsel for the Parties. Neither the court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept this Litigation Settlement Offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report and any other information available to you and to seek the advice of your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL RELEASE US FROM ALL LIABILITY AND ASSIGN TO US YOUR RIGHTS IN ANY FUTURE CLAIMS.

     If you want to tender your units in response to our offer, you must sign a letter of transmittal, in which you release us and our affiliates from all liability with respect to claims that were brought or that could have been brought in the class and derivative litigation, and assign to us your rights in any future claims. If you requested exclusion from the settlement but tender your units, by signing the letter of transmittal, you will release us from claims that you would otherwise have preserved by requesting exclusion from the settlement class. If you did not request exclusion, you will release any known or unknown claims arising out of the class and derivative litigation if the judgment approving the settlement is affirmed on appeal. By executing the enclosed letter of transmittal, moreover, you will release those claims even if the judgment is reversed or otherwise vacated on appeal.

WE HAVE ESTABLISHED THE TERMS OF OUR OFFER WITHOUT REFERENCE TO THE RECENT APPRAISAL OF YOUR PARTNERSHIP'S PROPERTIES.

     We did not base our offer price on any third party valuation or the recent appraisal of your partnership's properties, nor did we derive our offer price from any arms-length negotiation. Our offer price might be higher if it were subject to independent third party negotiations. Thus, it is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party. In order to understand the assumptions and methodology used to determine the liquidation amount, please refer to "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

     We determined our offer price by valuing your partnership's properties. Except for one property, Cherry Creek Garden, we used the direct capitalization approach to value your partnership's property based on the property income for the twelve months ended September 30, 2003. This method does not ascribe any value to potential future improvements in the operating performance of your partnership's property. In determining the value for Cherry Creek Garden, instead of using the direct capitalization method, which depends on property income, we ascribed a value to this property equal to its outstanding debt. This method does not ascribe any value to the projected future performance of the property. In comparison, the independent appraiser determined the value of Cherry Creek Garden based on pro forma net operating income. See "The Litigation Settlement Offer -- Section 8. Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

THE LIQUIDATION VALUE OF YOUR PARTNERSHIP UNITS EXCEEDS OUR OFFER PRICE.

     If your partnership was liquidated, and the properties sold at a price equal to their recently appraised value, we estimate that you would receive a liquidating distribution of $283.83 per unit, which exceeds our offer price of $208.02 per unit. However, the actual proceeds obtained from a liquidation are highly uncertain and could be more or less than our estimate.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTY.

     Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated March 29, 1982, pursuant to which units in your partnership were sold, indicates that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within 5 to 8 years of their acquisition, subject to market conditions. The prospectus also indicated that there could be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2006. It is not known when the property owned by your partnership may be sold. The market for units in the partnership is illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

     Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. In addition, at the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. If your partnership's property were sold in the future and the net proceeds realized therefrom were distributed to the limited partners of your partnership, the amount of such distribution might exceed our current offer price.

THE GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THIS OFFER.

     The general partner of your partnership is our affiliate and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION REGARDING THIS OFFER.

     Your general partner of your partnership (which is our affiliate) makes no recommendation as to whether or not you should tender or refrain from tendering your units. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept this Litigation Settlement Offer.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

     Because we or our subsidiaries receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees.

IF WE DO NOT ACQUIRE ALL OF THE OUTSTANDING UNITS IN THIS OFFER, WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

     It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. In accordance with the terms of the settlement, we may, but are not obligated to, make another Litigation Settlement Offer within 18 months of the order finally approving the settlement. If you decide not to tender in this offer and decide to tender in a future settlement offer, you will receive your pro rata share of the settlement fund at that time. Our decision to conduct a future offer will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units. In addition, if we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

YOUR TAX LIABILITY RESULTING FROM A SALE OF YOUR UNITS COULD EXCEED OUR OFFER PRICE.

     Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

YOU MAY RECOGNIZE TAXABLE GAIN ON THE AMOUNT PAID FROM THE SETTLEMENT FUND OR FOR RELEASE AND ASSIGNMENT OF CLAIMS.

     Our offer price includes $8.76, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the Internal Revenue Service (the "IRS") will not challenge the treatment of amounts from the settlement fund or deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys' fees and costs.

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A FUTURE REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

     Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce your share of the partnership liabilities. If you retain all or a portion of your units and your share of the partnership liabilities were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOUR PARTNERSHIP'S STATUS COULD TERMINATE FOR FEDERAL INCOME TAX PURPOSES.

     If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you, thereby possibly increasing the taxable income allocable to your interests in your partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain.

WE COULD DELAY ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended up to 90 business days from the date of commencement of the offer, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

THERE MAY BE A POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP AS A RESULT OF THIS OFFER.

     If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership would no longer be required to file periodic reports with the SEC, such as annual reports on

Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited quarterly financial statements. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could adversely affect the already limited secondary market which currently exists for units in your partnership and may discourage offers to purchase your units. In such a case, you would regularly have access only to the information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which consists primarily of tax information.

YOUR PARTNERSHIP HAS BALLOON PAYMENTS ON ITS MORTGAGE DEBT.

     Your partnership has balloon payments totaling $11,594,000 due on its mortgage debt in September 2008. Your partnership may have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment due date, or it will be in a default and could lose the property to foreclosure.

                        THE LITIGATION SETTLEMENT OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on December 11, 2003, unless we in our sole discretion shall have extended the period of time for which the offer is open (which may not exceed 90 business days from the date of commencement, as provided in the settlement). We reserve the right to extend the offer subject to customary conditions. See "The Litigation Settlement Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made or declared by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

     If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     If more units than can be purchased under your partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Litigation Settlement
Offer -- Section 2. Acceptance for Payment and Payment for Units."

     The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Litigation Settlement Offer -- Section 19. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement. The transfer of units will be effective the first day of the calendar quarter in which the offer expires.

     This offer is being mailed on or about November 12, 2003 to the persons shown by your partnership's records to be limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement

Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for any and all units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In other circumstances we may only be able to purchase units which, together with units previously transferred within the preceding 12 months, do not exceed 50% of the outstanding units.

     If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

     If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn, we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

     If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by January 11, 2004 you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURE FOR TENDERING UNITS

     Valid Tender. To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal, and any other required documents must be received by the Information Agent, at one of its addresses set forth on the back cover of this Litigation Settlement Offer, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Appointment as Proxy; Power of Attorney. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     By executing the letter of transmittal, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the letter of transmittal and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

     Assignment of Interest in Future Distributions. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     Release of Claims. By executing the letter of transmittal, effective upon acceptance for payment of the units tendered by you, you will, on behalf of yourself, your heirs, estate, executor, administrator, successors and assigns, and your partnership, fully, finally and forever release, relinquish and discharge us and our predecessors, successors and assigns and our present and former parents, subsidiaries, affiliates, investors, insurers, reinsurers, officers, directors, employees, agents, administrators, auditors, attorneys, accountants, information and solicitation agents, investment bankers, and other representatives, including but not limited to AIMCO Properties, L.P. (collectively, the "Releasees"), from any and all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, demands, rights, or liabilities, including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care or loyalty, or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, misrepresentation, whether intentional or negligent, misstatements and omissions to disclose, breach of contract, violations of any state or federal statutes, rules or regulations, whether known claims or unknown claims that have been asserted or that could have been asserted against the Releasees, that arise out of or relate to (a) those matters and claims set forth in the class and derivative litigation described in this Litigation Settlement Offer, (b) the ownership of one or more units in your partnership, including but not limited to, any and all claims related to the management of your partnership or the properties owned by your partnership (whether currently or previously), the payment of management fees or other monies to the general partner of your partnership and its affiliates, prior acquisitions or tender offers and the prior settlement, (c) the purchase, acquisition, holding, sale, tender or voting of one or more units in your partnership, or (d) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in the class and derivative litigation described in this Litigation Settlement Offer (collectively, the "Released Claims"); provided, however, that the Released Claims are not intended to include any unrelated claims that are unique to a limited partner or settlement class member (e.g., a settlement class member slips and falls on property owned by one of the defendants in the class and derivative litigation, loses or did not receive a distribution check distributed to other limited partners in such partnership, or is an employee of one of the defendants and has an employee related claim).

     In addition, you will expressly waive and relinquish, to the fullest extent permitted by law and consistent with the releases described herein, the provisions, rights and benefits of Section 1542 of the Civil Code of California ("Section 1542"), which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     You will have also waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542. You may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of the Released Claims, but you will be deemed to have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, that now exist or heretofore have existed upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery of the existence of such different or additional facts.

     You will acknowledge and agree that the releases contained in the letter of transmittal is intended to include the Released Claims, which you may have and which you do not know or suspect to exist in your favor against the Releasees and that the releases contained in the letter of transmittal extinguishes those claims. You will represent and warrant to the Releasees that you have been advised by your attorney of the effect and import of the provisions of Section 1542, and that you have not assigned or otherwise transferred or subrogated any interest in the Released Claims.

     Covenant Not to Sue. By executing the letter of transmittal, you agree not to bring any action, claim, suit or proceeding against us and those affiliates who were defendants in the class and derivative litigation concerning any of the matters that are the subject of the Stipulation of Settlement approved by the Court in connection with the settlement of such class and derivative litigation, including the making of this offer, except with respect to any statements or representations made herein other than those approved by the Court.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Certain Federal Income Tax Matters."

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the letter of transmittal and "The Litigation Settlement Offer -- Section 6. Certain Federal Income Tax Matters."

     Transfer Taxes. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

     Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this Litigation Settlement Offer and the letter of transmittal.

4.  WITHDRAWAL RIGHTS

     You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after January 11, 2004 if the units have not been previously accepted for payment.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of this Litigation Settlement Offer. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Litigation Settlement Offer -- Section 3. Procedure for Tendering Units."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open (but not beyond 90 business days from the date of commencement of the offer) and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Litigation Settlement Offer -- Section 19. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Litigation Settlement Offer -- Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in this Litigation Settlement Offer, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not currently intend to offer a subsequent offering period.

6.  CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all as of the date of this Litigation Settlement Offer. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners within the meaning of Section 1221 of the Code (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Litigation Settlement Offer. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     Tax Consequences to Limited Partners Tendering Units for Cash. The sale of a unit of limited partnership interest pursuant to this offer will be a taxable transaction for United States federal income tax purposes. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference, if any, between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit, and may result in a tax liability to you that exceeds the cash received upon such sale.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     Release and Assignment of Claims. Our offer price includes $8.76, your pro rata share of the settlement fund, unless you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal. If you request exclusion from the settlement or the Court's order approving the settlement is reversed or vacated by virtue of the appeal, an equivalent portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of amounts from the settlement fund or deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the IRS will not challenge the treatment of amounts from the settlement fund or deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. Moreover, while the IRS has stated that it generally will not treat attorneys' fees and costs that are paid directly to class counsel from a settlement fund as constituting income, profit, or gain of a member of the class (so long as the class is an opt-out class and the class member does not have a separate contingency fee arrangement with the class counsel), any special awards paid to claimants who actively aid in the prosecution of a class action or who devote substantial time or expense on behalf of a settlement class will be treated as payments for services rendered and will be includable in that member's gross income. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, amounts from the settlement fund or deemed payments for your release and assignment of claims, and the treatment of special awards, attorneys' fees and costs.

     Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service. See the instructions to the letter of transmittal.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Code, if we acquire an interest held by a foreign person, we will be required to deduct and withhold 10% of the amount realized by such foreign person on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal.

     State and Local Withholding. If you tender any units pursuant to this Litigation Settlement Offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     Tax Consequences to Non-Tendering and Partially-Tendering Limited
Partners. Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. It is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could result in such a termination of your partnership. If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

     You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

     A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you following our offer if you retain your interests in your partnership (thereby possibly increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes. Elections as to tax matters previously made by the old partnership will not be applicable to the new partnership unless the new partnership chooses to make the same elections.

7.  EFFECTS OF THE OFFER

     Because the general partner of your partnership is our affiliate, we have control over the management of your partnership. In addition, we and our affiliates own 45,243, or 60.32%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership's general partner, we control the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We believe that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the general partner of your partnership believes that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

     Business. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Effect on Trading Market; Registration Under 12(g) of the Exchange Act. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 3,431 unitholders. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information. See "The Litigation Settlement Offer -- Section 1. Terms of the Offer; Expiration Date."

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.  VALUATION OF UNITS

     Determination of Offer Price. We determined the offer price by estimating the net equity value of units of limited partnership interest based on our valuation of your partnership's properties. Except for Cherry Creek Garden, we used the direct capitalization method to value your partnership's properties. The direct capitalization method involves applying a capitalization rate to the property income. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. Our method for selecting a capitalization rate generally begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). We then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below prevailing market rates and based on the amount of any prepayment penalty. Generally, the capitalization rate would be increased if the mortgage debt bears interest of above market rates. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

     Property income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-offs of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurrent items. In this respect, property income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions.

     Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property.

     In the case of Cherry Creek Garden, property income for this property for the twelve months ended September 30, 2003 was significantly lower than historical levels for the property. Accordingly, until the property income returns to historic levels, it would not be meaningful to value the property using the direct capitalization method based on property income during this period. For purposes of determining our offer price, we have ascribed a value to this property equal to its outstanding indebtedness.

     We determined your partnership's value as follows:

     - First, we estimated the gross value of your partnership's properties. In the case of Cherry Creek Garden, we valued the property equal to its outstanding indebtedness. In the case of the other properties of your partnership, we used the direct capitalization method. We determined property income for these other properties for the twelve months ended September 30, 2003, and then divided such amount by the property's capitalization rate to derive an estimated gross property value.

                                                                                   ESTIMATED
                                                                CAPITALIZATION   GROSS PROPERTY
PROPERTY                                      PROPERTY INCOME        RATE            VALUE*
--------                                      ---------------   --------------   --------------
Cherry Creek Garden (Debt Value Only).......    $   661,483          5.79%        $ 11,417,438
Cooper's Pond...............................      1,097,475         10.00%          10,969,349
Creekside...................................      1,256,908         10.00%          12,569,081
The Lodge...................................        719,869          6.75%          10,664,724
Village In The Woods........................      1,620,196         10.50%          15,430,441
                                                                                  ------------
Estimated Total Gross Property Value........                                      $ 61,051,032
                                                                                  ============

---------------

* Subject to rounding.

     - Second, we calculated the value of the equity of your partnership by adding to the aggregate gross property value of all properties the value of the non-real estate assets of your partnership and deducting its liabilities, including mortgage debt and debt owed by your partnership to the general partner or its affiliates. We deducted from these values certain other costs, including required capital expenditures, deferred maintenance and estimated closing costs, to derive the net equity value of your partnership.

     - Finally, we allocated 98% of this net equity value to limited partners, which is the percentage of net proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Our offer price represents the net equity value per unit determined in this manner, plus a pro rata portion of the settlement fund, as indicated below.

Estimated gross valuation of partnership properties.........  $ 61,051,032
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................       311,038
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................       960,306
Less: Mortgage debt, including accrued interest.............   (45,452,705)
Less: Accounts payable and accrued expenses.................      (306,954)
Less: Other liabilities.....................................    (1,336,493)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 15,226,224
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................      (166,640)
Less: Estimated closing costs...............................      (824,754)
Plus: General partner contributions under deficit
  restoration provision.....................................       994,095
                                                              ------------
Estimated net equity value of your partnership..............  $ 15,228,925
Percentage of estimated net equity value allocable to
  holders of units based on the partnership agreement.......            98%
                                                              ------------
Estimated net equity value of units.........................  $ 14,944,228
  Total number of units.....................................     75,000.00
                                                              ------------
Estimated net equity value per unit.........................  $     199.26
                                                              ============
Plus: Payment from the settlement fund......................  $       8.76
                                                              ============
Cash consideration per unit.................................  $     208.02
                                                              ============

     Comparison of Offer Price to Alternative Consideration. To assist holders of units in evaluating the offer, your general partner, which is our affiliate, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) the estimated liquidation proceeds payable per unit, assuming a sale of properties at prices equal to appraised values determined by the independent appraiser. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the actual range of possible values. The results of these comparative analyses are summarized in the chart below.

COMPARISON TABLE                                              PER UNIT
----------------                                              --------
Cash offer price............................................  $208.02
Alternatives
  Highest prior cash tender offer price.....................  $390.00(1)
  Highest price on secondary market.........................  $370.00
  Estimated liquidation proceeds (based on appraised
     value).................................................  $283.83

---------------

(1) Highest price offered in our 2000-2002 tender offers to date.

PRIOR TENDER OFFERS

     2002. On June 25, 2002, we completed a tender offer commenced on May 7, 2002. We acquired 1,316.50 units in that offer at a price of $304.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     2001. On March 12, 2001, we completed a tender offer commenced on February 9, 2001. We acquired 852.50 units in that offer at a price of $390.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     2000. On September 28, 2000, we completed a tender offer commenced on July 24, 2000. We acquired 1,045 units in that offer at a price of $309.00 per unit. In that case, we determined the offer price using the same valuation methodology that we have used for the current offer.

     Prices on Secondary Market. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

     Set forth below are the high and low sale prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                               HIGH       LOW
                                                              -------   -------
Year Ended December 31, 2003 (through August 31):             $320.00   $303.00
Year Ended December 31, 2002:                                 $370.00   $301.12

     Set forth in the table below are the high and low sales prices of units during the years ended December 31, 2003 and December 31, 2002, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                               HIGH       LOW
                                                              -------   -------
Year Ended December 31, 2003 (through September 30):          $261.25   $261.25
Year Ended December 31, 2002:                                     N/A       N/A

     Estimated Liquidation Proceeds Based on Independent Appraisal. Under the terms of the settlement, your partnership's properties were recently appraised by American Appraisal Associates, Inc., an independent appraiser appointed by the court. An executive summary of the appraiser's report is attached as Annex II to this Litigation Settlement Offer. You may obtain a full copy of the appraiser's report upon request, without charge, by contacting the Information Agent at one of the addresses or the telephone number on the back cover page of this Litigation Settlement Offer. The following summary of the appraiser's report is qualified in its entirety by reference to the full text of the appraiser's report.

     The appraiser represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraiser performed the real estate appraisals in connection with this Litigation Settlement Offer. The appraiser was paid $619,100 for the appraisals and has conducted other appraisals of property held by our affiliates. AIMCO furnished the appraiser with all of the information requested by the appraiser in connection with the appraisal. The information furnished to the appraiser was true, correct and complete in all material respects.

     According to the appraiser's report, the scope of the appraisals included an inspection of the properties and an analysis of the surrounding market. In addition, the appraiser reviewed the historical operating statements for your partnership's property for 2000, 2001 and 2002 and the operating budget for 2003, as prepared by your partnership. No limitations were imposed on the appraiser by us or any of our affiliates. The appraiser relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing real property, the income capitalization approach is the primary approach used for valuing income producing property, such as your partnership's property.

     Based on the values determined under the valuation approaches described below, the appraiser determined the estimated market value of the fee sample estate for each of your partnership's properties. See Annex II to this Litigation Settlement Offer. The total apprised value of your partnership's properties is $81,200,000, which we determined by adding the estimated market values determined by the appraiser and which is higher than our estimated total gross valuation of $61,051,032.

     Under the sales comparison approach, the appraiser utilized the following methods to derive a value for your partnership's property: (1) price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis. A complete discussion of these methods is set forth in the appraiser's report. The aggregate estimated value for your partnership's properties under the sales comparison approach is $81,000,000, which we have determined by adding the estimated values determined by the appraiser for each of your partnership's properties.

     Under the income capitalization approach, the appraiser performed a direct capitalization analysis and a discounted cash flow analysis to derive a value for your partnership's property. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. The aggregate estimated value for your partnership's properties under the income capitalization approach is $81,200,000, which we have determined by adding the estimated values determined by the appraiser for each of your partnership's properties.

     With the exception of the direct capitalization analysis, a comparison of our valuation methodology to the other valuation methods used by the appraiser would not be meaningful because of the different factors, assumptions and calculations underlying such valuation methods.

     The direct capitalization analysis conducted by the appraiser is the method most comparable to our valuation methodology. However, in determining the estimated net operating income of your partnership's property, the appraiser relied on a projected amount for revenue and operating expenses based on your partnership's historical operating statements. In addition, the appraiser applied the following capitalization rates to determine each property's estimated capitalized income, compared to the capitalization rates used in our valuation as set forth under "Valuation of Units." The appraiser then adjusted each property's estimated capitalized income amount by the amount of any deferred maintenance costs, any concessions at the property (discounted to present value), and any income loss (discounted to present value) during an assumed lease-up period of two years. Finally, the appraiser rounded the adjusted capitalized income amount of each property to derive an estimated market value for such property under the direct capitalization analysis.

                                                                                           ADJUSTED
                                                       ESTIMATED NET     CAPITALIZATION   CAPITALIZED
PROPERTY                                              OPERATING INCOME        RATE          INCOME*
--------                                              ----------------   --------------   -----------
Cherry Creek Garden.................................     $1,372,946           9.00%       $14,700,000
Cooper's Pond.......................................      1,458,357          10.00%        14,600,000
Creekside...........................................      1,570,026           9.50%        16,300,000
The Lodge...........................................      1,696,439           9.50%        17,300,000
Village in the Woods................................      1,946,943          10.00%        19,000,000
                                                                                          -----------
     Total..........................................                                      $81,900,000

---------------

* Rounded to the nearest $100,000. Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

     In estimating the net liquidation proceeds that would be payable per unit based on the total appraised value of your partnership's properties, we applied the same basic methodology as described under "Valuation of Units", except that we did not deduct any amounts that were reflected in the total appraised value nor did we include any payment from the settlement fund. As indicated below, based on the total appraised value of the partnership properties, the estimated net liquidation proceeds per unit $283.83, which is higher than our offer price of $208.02.

Appraised value of partnership properties...................  $ 81,200,000
Plus: Cash and cash equivalents (net of tenant security
  deposits).................................................       311,038
Plus: Other partnership assets, including any amounts
  payable by the general partner and its affiliates upon
  liquidation...............................................       960,306
Less: Mortgage debt, including accrued interest and any
  prepayment penalty........................................   (58,976,330)
Less: Accounts payable and accrued expenses.................      (306,954)
Less: Other liabilities.....................................    (1,336,493)
                                                              ------------
Partnership valuation before taxes and certain costs........  $ 21,851,567
Less: Extraordinary capital expenditures and deferred
  maintenance (to the extent not reflected in the appraised
  value of partnership properties)..........................      (166,640)
Less: Estimated closing costs...............................    (1,106,790)
Plus: general partner contributions under deficit reduction
  provision.................................................     1,120,961
                                                              ------------
Estimated net liquidation proceeds of your partnership......  $ 21,699,098
Percentage of estimated net liquidation proceeds allocable
  to holders of units based on the partnership agreement....            98%
                                                              ------------
Estimated net liquidation proceeds of units.................  $ 21,287,535
  Total number of units.....................................     75,000.00
                                                              ------------
Estimated net liquidation proceeds per unit.................  $     283.83
                                                              ============

9.  THE LAWSUIT AND THE SETTLEMENT

  BACKGROUND

     In March 1998, holders of limited partnership units in the partnerships managed by affiliates of Insignia Financial Group (collectively, "Insignia") commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of

California for the County of San Mateo (the "Court"). The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities, as well as AIMCO, who had announced a merger with Insignia. The action originally asserted claims on behalf of a putative class of limited partners in over 50 limited partnerships, including your partnership (collectively, the "Partnerships") and derivatively on behalf of those same Partnerships (which are named as nominal defendants) challenging, among other things, the acquisition of interests in certain general partner entities by Insignia; past tender offers by Insignia to acquire limited partnership units; Insignia's management of the Partnerships; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO (hereinafter, the "Insignia Merger").

  PROCEDURAL HISTORY

     On June 25, 1998, your general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard in February 1999. Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of prior lead counsel to enter the settlement.

     On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify plaintiffs' lead and liaison counsel who negotiated the proposed settlement on behalf of plaintiffs. On June 27, 2000, the Court entered an order disqualifying them from the case. An appeal was taken from part of the June 27, 2000 order on October 5, 2000. Subsequently, certain plaintiffs, specifically, BEJ Equity Partners and J-B Investment Partners, withdrew as plaintiffs.

     On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and the general partner and its affiliates filed a demurrer to the third amended complaint. On July 10, 2001, the Court issued an order granting in part and denying in part defendants' demurrer. Among other things, the Court sustained defendants' demurrer without leave to amend as to those derivative claims involving partnerships in which the named plaintiffs did not own an interest. The Court subsequently denied plaintiffs' motion for reconsideration.

     The fourth amended complaint was filed on September 7, 2001. It was brought by plaintiffs who owned interests in four of the Partnerships. Plaintiffs Jeffrey Homburger, Sean O'Reilly and Norman and Doris Rosenberg formally withdrew from the case on August 20, 2001. The general partner and affiliated defendants filed a demurrer to the fourth amended complaint, which the Court granted in part on January 28, 2002. The Court dismissed without leave to amend plaintiffs' state securities fraud claim under California's Corporate Code
Section 25400(b), plaintiffs' contract claim arising out of the partnership agreements, plaintiffs' derivative claim for statutory unfair competition as to those partnerships in which plaintiffs lack representation, plaintiffs' conversion claim and plaintiffs' claim under California's Corporation Code
Section 15636.

     Only some of the remaining claims in the fourth amended complaint relate to the partnership. Plaintiffs alleged that affiliates of the general partner have issued false and misleading tender offers beginning in 1998 and continuing through to the present for units in the partnership. Plaintiffs allege violations of state securities fraud statutes and common law fraud against both AIMCO and Insignia. Specifically, plaintiffs allege that the tender offers have been misleading because they failed to disclose:

     - that third parties would not use a property's historical income, but would instead use a property's projected income, in calculating a property's value based on the capitalization method.

     - that the property income figures used in the capitalization method were artificially lower because AIMCO charges management fees allegedly in excess of the market.

     - that AIMCO allegedly deducted all capital expenditures from property income despite an alleged AIMCO policy of deducting only $250 to $300 per apartment unit.

     - the rating for the condition of each property, any adjustment made to the capitalization rate as a result, the interest rate on mortgage debt for each property and any corresponding adjustments in the capitalization rates.

     - that AIMCO allegedly negotiated lower capitalization rates for valuing properties it owns in connection with a revolving credit facility.

     - that AIMCO failed to disclose that the valuation methods and/or policies it used for its own business purposes allegedly differ from those used in the tender offers.

     - internal valuations of the properties it used in connection with the Insignia merger or the capitalization rates used in connection with those valuations.

     Plaintiffs alleged that the general partner breached its fiduciary duty by assisting Insignia and AIMCO in making the tender offers by providing financial information, failing to correct supposedly misleading information given to unitholders, recommending that the prices offered were fair and preventing third parties from making tender offers. Plaintiffs have also included a statutory unfair competition claim against all the defendants, a claim for tortious interference with contract, unjust enrichment and judicial dissolution.

  THE HELLER COMPLAINT

     During the third quarter of 2001, a complaint was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group, Inc., et al. (the "Heller action"). The Heller complaint was filed in order to preserve derivative claims that were dismissed without leave to amend in the Nuanes action by the Court's July 10, 2001 order. The first amended complaint in the Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty; unfair competition; conversion, unjust enrichment; and judicial dissolution. On January 28, 2002, however, the Court, on motion by the general partner and its affiliates, struck the Heller complaint as a violation of its July 10, 2001 order in the Nuanes action. On March 27, 2002, plaintiffs in the Heller action filed a notice of appeal of the Court's January 28, 2002 order striking the complaint.

  THE SETTLEMENT OF THE NUANES AND HELLER COMPLAINTS

     On December 20, 2002, the parties to the above-entitled litigation executed a Stipulation of Settlement of the two actions. That settlement was the result of over one year of negotiations and the involvement of two separate settlement judges. Class counsel and defendants' counsel first met with the Honorable William J. Cahill, Retired California Superior Court Judge, on two separate occasions. Counsel also met on four separate occasions with the Honorable Margaret J. Kemp, California Superior Court Judge, before reaching a settlement in principle. On April 4, 2003, the Court preliminarily approved the Settlement and, on June 13, 2003, entered an order finally approving the settlement and dismissing both the Heller and Nuanes litigation with prejudice. On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. Although we reserve our right to terminate or amend our offer if final court approval of the settlement is reversed or vacated, we have nevertheless elected to proceed with this offer under the terms of the settlement.

     Under the terms of the settlement, we have agreed to make cash tender offers for all outstanding limited partnership interests in your partnership and 43 other partnerships (the "Tender Offer Partnerships") within a year of the Court's final approval of the settlement and to accompany each of those offers with executive summaries of appraisals of partnership properties prepared by an independent appraiser appointed by the Court. Our affiliate has agreed to pay 50% of the costs of the appraisals, with the other 50% to be paid from the settlement fund. The appraiser was paid $619,100 for the appraisals. To the extent the costs of the appraisals exceeded $2 million, the excess amount would have been paid from the settlement fund. Under the settlement, we have the option of making a second round of tender offers (in our sole and absolute discretion) to purchase all remaining outstanding limited partnership interests, at the same price, or at a higher or lower price, within 18 months of the order finally approving the settlement.

     In addition, as part of the settlement, we agreed to create a settlement fund for the benefit of settlement class members in the principal amount of $9.9 million. The settlement class members consists of all limited partners in the Tender Offer Partnerships, including your partnership, who owned units as of December 20, 2002, and who did not validly request exclusion from the settlement. After deducting attorneys' fees and other settlement costs, including a portion of the costs of appraisal and certain costs of administration of the settlement fund, we have allocated the remaining amount in the settlement fund among the Tender Offer Partnerships pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by members of the settlement class, as set forth below:

                                                            (C)
                                                         OWNERSHIP             (D)        ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF        ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)    REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   -------------   -----------------
Angeles Income Properties, Ltd.
  II...............................  $  6,721,398          38.11%         $2,561,680.99          2.12%
Angeles Income Properties, Ltd.
  III..............................       757,234          47.99%            363,400.46          0.30%
Angeles Income Properties, Ltd.
  VI...............................     3,314,969          57.18%          1,895,539.00          1.57%
Angeles Opportunity Properties,
  Ltd..............................     2,487,492          50.42%          1,254,256.40          1.04%
Angeles Partners VII...............     1,382,326          32.28%            446,158.51          0.37%
Angeles Partners IX................     3,053,411          32.79%          1,001,090.64          0.83%
Angeles Partners X.................     2,363,419          40.94%            967,701.17          0.80%
Angeles Partners XI................     8,102,088          37.05%          3,002,068.40          2.49%
Angeles Partners XII...............    17,579,608          30.85%          5,423,897.42          4.50%
Century Properties Fund XIV........     5,754,231          33.27%          1,914,451.55          1.59%
Century Properties Fund XIX........    15,838,890          41.77%          6,615,207.49          5.48%
Century Properties Fund XV.........     7,891,876          35.11%          2,770,502.79          2.30%
Century Properties Fund XVI........     3,129,310          38.59%          1,207,704.29          1.00%
Century Properties Fund XVII.......    13,989,178          39.81%          5,568,998.68          4.62%
Century Properties Fund XVIII......     4,652,589          44.57%          2,073,721.09          1.72%
Century Properties Growth Fund
  XXII.............................    18,750,167          44.10%          8,268,717.87          6.86%
Consolidated Capital Growth Fund...    11,095,122          35.45%          3,933,281.02          3.26%
Consolidated Capital Institutional
  Properties.......................    17,492,318          34.85%          6,095,971.72          5.05%
Consolidated Capital Institutional
  Properties 2.....................     4,531,076          50.40%          2,283,507.96          1.89%
Consolidated Capital Institutional
  Properties 3.....................    11,898,507          46.92%          5,583,341.99          4.63%
Consolidated Capital Properties
  III..............................     3,319,845          48.56%          1,612,222.94          1.34%
Consolidated Capital Properties
  IV...............................    26,375,116          43.55%         11,486,890.81          9.52%
Consolidated Capital Properties
  VI...............................     1,790,898          49.39%            884,610.64          0.73%

                                                            (C)
                                                         OWNERSHIP             (D)        ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF        ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)    REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   -------------   -----------------
Davidson Diversified Real Estate I,
  L.P..............................       926,289          57.35%            531,230.56          0.44%
Davidson Diversified Real Estate
  II, L.P..........................     6,679,248          50.21%          3,353,945.59          2.78%
Davidson Diversified Real Estate
  III, L.P.........................     4,914,862          59.79%          2,938,470.22          2.44%
Davidson Growth Plus, L.P..........     5,497,496          42.55%          2,339,052.86          1.94%
Davidson Income Real Estate,
  L.P..............................     4,824,647          55.50%          2,677,466.62          2.22%
Fox Strategic Housing Income
  Partners.........................     2,905,478          59.32%          1,723,635.91          1.43%
Johnstown/Consolidated Income
  Partners.........................     1,109,711          45.50%            504,939.49          0.42%
Multi-Benefit Realty Fund 87-1.....     3,584,756
  Class A Investors................     1,993,125          35.01%            697,750.93          0.58%
  Class B Investors................     1,591,632          47.59%            757,524.59          0.63%
National Property Investors III....     8,886,583          25.79%          2,291,879.79          1.90%
National Property Investors 4......     7,248,900          24.52%          1,777,282.20          1.47%
National Property Investors 5......     4,610,576          36.17%          1,667,480.41          1.38%
National Property Investors 6......    10,168,298          34.73%          3,531,813.61          2.93%
National Property Investors 7......     7,235,037          31.17%          2,255,187.60          1.87%
National Property Investors 8......     4,334,235          38.98%          1,689,580.96          1.40%
Shelter Properties I Limited
  Partnership......................     4,908,445          20.51%          1,006,722.11          0.83%
Shelter Properties II Limited
  Partnership......................     5,148,389          29.25%          1,505,669.73          1.25%
Shelter Properties III Limited
  Partnership......................     5,155,756          35.20%          1,814,826.22          1.50%
Shelter Properties IV Limited
  Partnership......................     9,682,744          31.49%          3,048,820.05          2.53%
Shelter Properties V Limited
  Partnership......................    13,237,273          28.68%          3,796,475.63          3.15%
Shelter Properties VI Limited
  Partnership......................     8,475,852          34.45%          2,920,007.57          2.42%
Shelter Properties VII Limited
  Partnership......................     1,497,429          37.87%            567,007.84          0.47%
                                     ------------                         -------------        ------
  Total............................  $313,303,073                         $ 120,611,694           100%
                                     ============                         =============        ======

---------------

(1) For the year ended December 31, 2002.

(2) Excludes units owned by AIMCO and its affiliates and other limited partners who have requested exclusion from the settlement class.

(3) Determined, for each partnership, by multiplying the amount of revenue (column (B)) by the percentage of outstanding units held by members of the settlement class (column (C)).

(4) Determined, for each partnership, by dividing the amount of adjusted revenue (column (D)) by the total amount of adjusted revenue for all partnerships.

     The amount allocated to a Tender Offer Partnership is then divided by the total number of outstanding units owned by settlement class members in such Tender Offer Partnership (excluding units held by us and our affiliates), and the resulting amount is included in the offer price for units in that Tender Offer Partnership. For each unit validly tendered in the offers and accepted by us, an amount equal to the portion of the settlement fund included in the per unit offer price will be deducted from the settlement fund and paid to us (other than units tendered by limited partners who have requested exclusion from the settlement class). All limited partners who tender their units in response to the offers will receive the same price per unit, including those persons who may have requested exclusion from the settlement class.

     If we choose to make a second round of litigation settlement offers, as described above, any amount remaining in the settlement fund will be allocated in the manner described above the first round of litigation settlement offers but calculated using revenue for the most recent 12-month period and more recent information as to the ownership of each partnership. Any balance remaining thereafter or, in the event we do not initiate a second round of litigation settlement offers, the entire balance will be paid to settlement class members who have retained any units based on the allocation method used in the litigation settlement offers no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer. The general partners of the Tender Offer Partnerships have also agreed, as part of the settlement, to waive our right to seek reimbursement and/or indemnification for the full amount of fees and costs incurred in the defense of the class and derivative litigation; provided, however, that they may charge fees and costs to your partnership and the other partnerships involved in the litigation in an amount not to exceed $1,500,000 (which is approximately 50% of the outstanding fees and costs).

     In consideration for the terms described above, plaintiffs and settlement class members agreed, among other things, to dismiss the Nuanes action and the Heller action with prejudice, release the defendants from all liability with respect to all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, whether known or unknown, that have been asserted or that could have been asserted that arise out of or relate to (i) those matters and claims set forth in the complaints in the Heller and Nuanes actions, (ii) ownership of one or more units in any of the Tender Offer Partnerships, (iii) the purchase, acquisition, holding, sale, tender or voting of one or more units in any of the Tender Offer Partnerships, and (iv) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in either the Nuanes action or the Heller action, provided, however, that the released claims are not intended to include any unrelated claims that are unique to a particular settlement class member (e.g., a settlement class member slips and falls on property owned by one of our affiliates, loses or did not receive a distribution check distributed to other limited partners in your partnership, or is an employee and has an employee related claim). Settlement class members also covenanted and agreed not to bring any action, claim, suit, or proceeding against any of the defendants in the class and derivative litigation that concerns any of the matters which are the subject of the settlement and that the stipulation of settlement will act as a bar to any such claim, action, suit or proceeding. The plaintiffs and settlement class members also agreed that they would not oppose a request that the Court withdraw the finding regarding Robert A. Stanger & Co. made in the June 27, 2000 order disqualifying lead and liaison counsel.

     Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in the litigation. The final settlement of the lawsuit is the product of good faith, arm's length negotiations between settlement class counsel and counsel for the defendants. These negotiations resulted in the settlement set forth in the Stipulation.

10.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES

     General. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of June 30, 2003, we owned or managed 264,478 apartment units in 1,294 properties located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. As of June 30, 2003, we:

     - owned or controlled (consolidated) 182,566 units in 713 apartment properties;

     - held an equity interest in (unconsolidated) 69,961 units in 477 apartment properties; and

     - provided services or managed, for third party owner, 53,576 units in 537 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 41,625 units in 433 properties that are asset managed only, and not property managed).

     Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices is located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601, and the Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 2002 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

     Except as described in "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer", "-- Section 13. Conflicts of Interest and Transactions with Affiliates" and "-- Section 15. Certain Information Concerning Your Partnership -- Ownership and Voting," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

     Summary Selected Financial Information for AIMCO Properties, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the six months ended June 30, 2003 and 2002 is based on unaudited financial statements. The historical financial data set forth below for AIMCO Properties, L.P.

for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   ----------------------------------------------
                                   2003          2002            2002           2001(1)         2000(1)
                                -----------   -----------   --------------   -------------   -------------
                                       (UNAUDITED)           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING INFORMATION:
Rental and other property
  revenues....................  $   748,152   $   639,659    $ 1,405,684      $1,224,667      $  998,552
Property operating and owned
  management expenses.........     (332,815)     (249,757)      (561,412)       (465,721)       (413,077)
                                -----------   -----------    -----------      ----------      ----------
Income from property
  operations..................      415,337       389,902        844,272         758,946         585,475
Income from investment
  management business.........       10,974        13,013         18,262          27,591          15,795
General and administrative
  expenses....................      (11,900)       (8,017)       (20,344)        (18,530)        (18,123)
Depreciation of rental
  property(2).................     (168,209)     (129,682)      (288,589)       (327,070)       (287,809)
Interest expense..............     (183,796)     (157,232)      (339,737)       (297,507)       (260,133)
Interest and other income,
  net.........................       12,522        45,220         78,090          68,417          65,963
Operating earnings............       66,064       143,870        258,348         144,520         103,402
Distribution to minority
  partners in excess of
  income......................       (9,642)      (10,972)       (26,979)        (46,359)        (24,375)
Income (loss) from
  discontinued operations.....       34,168         4,082        (27,902)         18,848          26,335
Net income....................       91,866       145,502        206,202         121,064         109,717

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   ----------------------------------------------
                                   2003          2002            2002           2001(1)         2000(1)
                                -----------   -----------   --------------   -------------   -------------
                                       (UNAUDITED)           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET INFORMATION:
Real estate, before
  accumulated depreciation....  $10,624,257   $ 9,556,052    $10,633,358      $8,102,816      $7,012,452
Real estate, net of
  accumulated depreciation....    8,841,155     7,830,140      8,924,604       6,587,624       5,887,518
Total assets..................   10,245,724     9,459,858     10,355,329       8,200,526       7,699,174
Total indebtedness............    6,070,104     5,197,100      6,233,727       4,585,913       4,198,045
Mandatorily redeemable
  preferred securities........      115,169        20,637         15,169          20,637          32,330
Partner's capital.............    3,359,381     3,680,427      3,576,083       3,080,071       2,830,389
OTHER INFORMATION:
Basic earnings per unit.......  $      0.39   $      0.96    $      1.00      $     0.25      $     0.53
Diluted earnings per unit.....  $      0.39   $      0.94    $      0.99      $     0.25      $     0.52
Distributions paid per common
  OP unit.....................  $      1.64   $      1.64    $      3.28      $     3.12      $     2.80
Funds from operations(3)......  $   199,325   $   267,366    $   504,816      $  528,653      $  439,830
Net cash provided by operating
  activities..................  $   271,641   $   266,211    $   496,670      $  491,846      $  400,364
Net cash (used in) provided by
  investing activities........  $   130,222   $  (341,487)   $  (873,832)     $ (140,638)     $ (545,981)
Net cash provided by (used in)
  financing activities........  $  (395,501)  $    57,937    $   398,637      $ (430,245)     $  201,128

---------------

(1) Certain reclassifications have been made to the 2001 and 2000 amounts to conform with the 2002 presentation. These reclassifications represent certain eliminations of self-charged management fee income and expenses and related receivables and payables in accordance with consolidation accounting principles, as well as discontinued operations resulting from the adoption of Statement of Financial Accounting Standard No. 144. Effective January 1, 2001, we began consolidating our previously unconsolidated subsidiaries. Prior to this date, we had significant influence but did not have control. Accordingly, such investments were accounted for under the equity method.

(2) Effective July 1, 2001 for certain assets and October 1, 2001 for the majority of the portfolio, we extended the estimated useful lives of our buildings and improvements from a weighted average composite life of 25 years to a weighted average composite life of 30 years. This change increased net income by approximately $36 million or $0.42 per diluted unit in 2001.

(3) Our management believes that the presentation of funds from operations or "FFO", when considered with the financial date determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to us, nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from extraordinary items and disposals from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated partnership, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, plus amortization of intangibles, plus distributions to minority partners in excess of income, and less dividends on preferred units. We calculate FFO (diluted) by adding back the interest expenses and preferred distribution relating to convertible securities whose conversion is dilutive to FFO. Our management believes that the presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of our ability to make required dividend payments, capital expenditures and principal payments on our debt. There can be no assurance that our basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                          FOR THE SIX MONTHS
                                            ENDED JUNE 30,       FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------   ---------------------------------
                                            2003       2002       2002        2001        2000
                                          --------   --------   ---------   ---------   ---------
                                                          (DOLLARS IN THOUSANDS)
Net income..............................  $ 91,866   $145,502   $206,202    $121,064    $109,717
Real estate depreciation, net of
  minority interests....................   151,246    114,297    260,507     316,101     256,917
Real estate depreciation related to
  unconsolidated entities...............    13,042     17,207     33,544      57,506      70,188
Discontinued operations:
     Depreciation, net of minority
       interest.........................     5,697     11,133     10,015      13,534       9,997
     (Gain) loss on dispositions of real
       estate, net of minority
       interest.........................   (36,081)       118     (1,437)         --          --
     Distributions to minority partners
       in excess of income..............    (1,037)     1,401      1,401       1,342          --
     Income tax arising from
       disposals........................     4,306        679      2,507          --          --
Amortization of intangibles.............     3,440      2,040      4,026      18,729      12,068
Income tax arising from disposals.......        --         --         --       3,202          --
Distributions to minority interest
  partners in excess of income..........     9,642     10,972     26,979      46,359      24,375
(Gain) loss on dispositions of real
  estate................................    (1,276)    (8,522)    27,902     (18,848)    (26,335)
Gain on disposition of land.............        --         --         --       3,843          --
Deferred income tax benefit.............        --         --         --          --         154
Interest expense on mandatorily
  redeemable convertible preferred
  securities............................       494        517      1,161       1,568       8,869
Preferred unit distributions............   (42,014)   (27,978)   (67,991)    (35,747)    (26,120)
                                          --------   --------   --------    --------    --------
Funds from operations...................  $199,325   $267,366   $504,816    $528,653    $439,830
                                          ========   ========   ========    ========    ========

11.  BACKGROUND AND REASONS FOR THE OFFER

     Settlement of Class Action. We are making this offer pursuant to the terms of the settlement agreement described in "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement." Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment. The settlement agreement also provides for the creation of a $9.9 million fund for members of the settlement class, a portion of which will be paid to those who accept this offer and is included in our offer price. If you request exclusion from the settlement, you may tender any units in this offer and you will be entitled to receive the same price per unit as those unitholders who have not opted out of the settlement class. However, no portion of the price paid to you will come from the settlement fund. If you do not request exclusion from the settlement and do not tender any units in this offer, you will be entitled to receive your pro rata share of the settlement fund (subject to adjustment) no later than June 2005 if the Court's order approving the settlement and entering judgment thereto is affirmed on appeal. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund unless you tender your units in this offer.

     Neither the Court nor counsel for the parties in the class and derivative litigation make any recommendation regarding whether you should accept our offer. You are encouraged to carefully review this Litigation Settlement Offer, the executive summary of the independent appraiser's report (attached as Annex
II) and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether or not to accept our offer.

     Alternatives Considered by Your General Partner. From time to time in the past, we have made offers to acquire units of limited partnership interest in your partnership. Before making this offer and the previous offers, your general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

 LIQUIDATION

     One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     If your partnership was liquidated, and the properties sold at prices equal to the values recently determined by the independent appraiser (see Annex II), we estimate that your net liquidation proceeds would be $283.83 per unit. See "The Litigation Settlement Offer -- Section 8. Valuation of Units." However, in the opinion of your general partner, which is our affiliate, the present time may not be the most desirable time to sell the real estate assets of your partnership in a private transaction, and the proceeds realized from any such sale would be uncertain. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. See "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your Partnership -- Investment Objectives and Policies; Sale or Financing of Investments." The term of the partnership will continue until December 31, 2006, unless the partnership is terminated sooner under the provisions of the partnership agreement.

 CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

     A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

     The primary disadvantage of continuing the operations of your partnership without our offer is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale might be at a price less than our offer price.

     Alternative Transactions Considered by Us. At the present time, we have decided to proceed with this offer pursuant to the court approved settlement. From time to time in the past, we have considered proposing a number of alternative transactions, including the purchase of your partnership's property or a merger of your partnership in which you would receive cash in exchange for your units. We decided not to pursue these alternative transactions because, in each case, we determined that a tender offer would be a less expensive means of acquiring additional interests in your partnership, and would not require the consent or approval of any limited partners (other than those who elect to tender their units). In the future, however, we may consider purchasing your partnership's property or effecting such a merger. See "The Litigation Settlement Offer--Section 14. Future Plans of the Purchaser." We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

12.  POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
OFFER

     The partnership and the general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this Litigation Settlement Offer:

     The general partner of your partnership believes the offer price and the structure of the transaction are fair to the limited partners. In making such determination, the general partner considered all of the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

     - the Court's approval of the settlement pursuant to which the offer is being made;

     - the recent valuation of your partnership's property by American Appraisal Associates, Inc., an independent appraiser appointed by the Court;

     - the offer price and the method used to determine the offer price;

     - the offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them;

     - prices at which the units have recently sold, to the extent such information is available;

     - the absence of an established trading market for your units;

     - the discount traditionally applied in valuing minority interests;

     - an analysis of possible alternative transactions, including a property sale or a liquidation of the partnership; and

     - an evaluation of the financial condition and results of operations of your partnership.

     While the general partner believes our offer is fair, the general partner also believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. Consequently, the general partner makes no recommendation as to whether or not you should tender or refrain from tendering your units in this offer. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Litigation Settlement Offer -- Section 14. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and

AIMCO and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer" and "-- Section 13. Conflicts of Interest and Transactions with Affiliates." See also "The Litigation Settlement
Offer -- Section 8. Valuation of Units -- Comparison to Alternative Consideration" for certain information regarding transactions with respect to units of your partnership.

     Your partnership did not receive any report, opinion or appraisal with respect to the fairness of this Litigation Settlement Offer or the offer price being offered to limited partners.

13.  CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES

     Conflicts of Interest with Respect to the Offer. The general partner of your partnership is an affiliate of AIMCO. As a result, the general partner has substantial conflicts of interest with respect to the offer. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that exist in connection with the general partner's management of your partnership. Your general partner has filed a Solicitation/ Recommendation Statement on Schedule 14d-9 with the SEC, which indicates that it is remaining neutral and making no recommendation as to whether limited partners should tender their units in the offer. YOU ARE URGED TO READ THIS LITIGATION SETTLEMENT OFFER AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

     Conflicts of Interest That Currently Exist for Your Partnership. We own the general partner of your partnership and are affiliated with the property manager of your partnership's property. The general partner of your partnership received total approximate fees and reimbursements (excluding property management fees) of $708,000 in 2000, $829,000 in 2001 and $670,000 in 2002.
Total approximate fees and reimbursements (excluding property management fees) for the nine months ended September 30, 2003 were $362,000. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received approximate management fees of $760,000 in 2000, $864,000 in 2001 and $720,000 in 2002.
Management fees for the nine months ended September 30, 2003 were approximately $477,000. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Competition Among Properties. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's property is located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

     Future Offers. Under the terms of the settlement, we are not obligated to make another tender offer for units in your partnership. We have no current plans to conduct future tender offers for the units in your partnership, but our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we make could be at prices that are more or less than the current offer price.

     Transactions with Affiliates. An affiliate of the general partner received fees of approximately $44,000 and $43,000 for the years ended December 31, 2002 and 2001, respectively, for construction management services. The fees are calculated based upon a percentage of current year additions to the investment properties.

     Pursuant to the partnership agreement, for managing the affairs of the partnership, the general partner is entitled to receive a partnership management fee equal to 10% of the partnership's adjusted cash from operations as distributed. Approximately $240,000 and $392,000 in partnership management fees were paid along with the distributions from operations made during the years ended December 31, 2002 and 2001, respectively.

     An affiliate of the general partner has made available to the partnership a credit line of up to $150,000 per property owned by the partnership. The partnership has no outstanding amounts due under this line of credit. Based on present plans, the general partner does not anticipate the need to borrow in the near future. Other than cash and cash equivalents, the line of credit is the partnership's only unused source of liquidity.

     Beginning in 2001, your partnership began insuring its properties up to certain limits through coverage provided by us. We are generally self-insured for a portion of losses and liabilities related to workers' compensation, property casualty and vehicle liability. Your partnership insures its properties above our limits through insurance policies obtained by us from insurers unaffiliated with your general partner. During the year ended December 31, 2002, your partnership paid us and our affiliates approximately $212,000 for insurance coverage and fees associated with policy claims administration.

14.  FUTURE PLANS OF THE PURCHASER

     As described above under "The Litigation Settlement Offer -- Section 11. Background and Reasons for the Offer," your general partner is our affiliate and, therefore, we have the ability to control the management of your partnership. In addition, we are affiliated with the manager of your partnership's property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     Under the terms of the settlement, although we are not obligated to do so, we may make another litigation settlement offer within 18 months of the order finally approving the settlement. In addition, we may make future tender offers after that time. However, we have no current plans to conduct future tender offers for units in your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

15.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP

     General. Your partnership was organized on November 12, 1981 under the laws of the State of California. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in income-producing commercial and residential real estate. Your partnership's investment portfolio currently consists of five residential apartment complexes. Your partnership had approximately 3,431 limited partners as of September 30, 2003.

     General Partner. The general partner of your partnership is Fox Capital Management Corporation, which is an affiliate of AIMCO. Our affiliate serves as manager of the property owned by your partnership. The general partner of your partnership received total approximate fees and reimbursements (excluding property management fees) of $708,000 in 2000, $829,000 in 2001, and $670,000 in
2002. Total approximate fees and reimbursements (excluding property management fees) for the nine months ended September 30, 2003 were $362,000. The property manager is entitled to receive five percent of gross receipts from the partnership's property for providing property management services. It received approximate management fees of $760,000 in 2000, $864,000 in 2001, and $720,000 in 2002. Management fees for the nine months ended September 30, 2003 were approximately $477,000.

     Ownership and Voting. We and our affiliates own 45,243 units, or 60.32%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we have the ability to control most votes of the limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer" and "-- Section 16. Voting Power."

     Investment Objectives and Policies; Sale or Financing of Investments. In general, your general partner (which is our affiliate) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property primarily because it expects the property's operating performance to improve in the long term. In making this assessment, your general partner noted the occupancy and rental rates at the property. In particular, the general partner noted that it expects to spend approximately $70,000 for capital improvements at the property in 2003 to repair and update the property. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the property to tenants. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

     Term of Your Partnership. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2006 unless sooner terminated as provided in the agreement or by law.

     Capital Replacements. Your partnership has an ongoing program of capital improvements, replacements and renovations, including interior and exterior building improvements, cabinet, floor covering and appliance replacements and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which are budgeted at $598,000 for 2003, are expected to be paid from operating cash flows or cash reserves, or from short-term or long-term borrowings.

     Competition. There are other residential properties within the market area of your partnership's property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is the largest owner and manager of multifamily apartment properties in the United States.

     Financial Data. The selected financial information of your partnership set forth below for the years ended December 31, 2002, 2001 and 2000 is based on audited financial statements. The selected financial information set forth below for the nine months ended September 30, 2003 and 2002 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2002, and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

                                  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   ---------------------------------
                                    2003       2002       2002        2001        2000
                                  --------   --------   ---------   ---------   ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
  Total revenues................  $  9,513   $ 11,132   $ 14,611    $ 15,931    $ 15,262
  Net income (loss).............      (789)     1,263      1,513       2,278       2,466
  Net income (loss) per limited
     partnership unit...........     (9.28)     14.85      17.80       26.79       29.00
  Distributions per limited
     partnership unit...........      1.55      23.37      28.24       46.16      125.80
BALANCE SHEET DATA:
  Cash and cash equivalents.....       421      1,039        697       1,003       2,283
  Investment property, net of
     accumulated depreciation...    29,442     31,177     30,748      32,470      34,193
  Total assets..................    31,405     33,572     32,916      34,690      37,579
  Mortgage note payable.........    45,157     46,244     45,981      47,005      47,951
  General partners' capital
     (deficit)..................    (8,804)    (8,676)    (8,695)     (8,590)     (8,396)
  Limited partners' capital
     (deficit)..................    (6,996)    (6,040)    (6,184)     (5,401)     (3,948)
  Partners' capital (deficit)...   (15,800)   (14,716)   (14,879)    (13,991)    (12,344)

                                  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30,    FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   ---------------------------------
                                    2003       2002       2002        2001        2000
                                  --------   --------   ---------   ---------   ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
CASH FLOWS:
  Net increase (decrease) in
     cash and cash
     equivalents................      (276)        36       (306)     (1,280)     (4,814)
  Net cash provided by operating
     activities.................     1,631      3,717      4,401       4,712       7,235

     Description of Property. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.

                                        DATE OF
PROPERTY                                PURCHASE       TYPE OF OWNERSHIP          USE
--------                                --------       -----------------          ---
Cherry Creek Gardens Apartments.......   09/82     Fee ownership subject to    Apartment
  Englewood, Colorado                              first mortgage(1)           296 units
Creekside Apartments..................   10/82     Fee ownership subject to    Apartment
  Denver, Colorado                                 first mortgage(1)           328 units
The Lodge Apartments..................   10/82     Fee ownership subject to    Apartment
  Denver, Colorado                                 first mortgage(1)           376 units
The Village in the Woods Apartments...   10/82     Fee ownership subject to    Apartment
  Cypress, Texas                                   first mortgage              530 units
Cooper's Pond Apartments..............   03/83     Fee Ownership subject to    Apartment
  Tampa, Florida                                   first mortgage              463 units

---------------

(1) Property is owned by a limited partnership or limited liability corporation in which the partnership holds a 100% interest.

     Accumulated Depreciation Schedule. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2002.

                                  GROSS
                                 CARRYING   ACCUMULATED                            FEDERAL
PROPERTY                          VALUE     DEPRECIATION     RATE      METHOD     TAX BASIS
--------                         --------   ------------   ---------   ------   --------------
                                     (IN THOUSANDS)                             (IN THOUSANDS)
Cherry Creek Gardens...........  $16,455      $ 9,832      5-30 yrs.    S/L        $ 2,903
Creekside......................   11,856        6,860      5-30 yrs.    S/L          2,947
The Lodge......................   13,474        7,870      5-30 yrs.    S/L          3,152
The Village in the Woods.......   16,432        9,306      5-30 yrs.    S/L          4,111
Coopers Pond...................   16,557       10,158      5-30 yrs.    S/L          3,137
                                 -------      -------                              -------
Total..........................  $74,774      $44,026                              $16,250
                                 =======      =======                              =======

     Schedule of Mortgages. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2002.

                               PRINCIPAL
                               BALANCE AT      STATED
                              DECEMBER 31,    INTEREST    PERIOD     MATURITY   PRINCIPAL BALANCE
PROPERTY                          2002          RATE     AMORTIZED     DATE      DUE AT MATURITY
--------                     --------------   --------   ---------   --------   -----------------
                             (IN THOUSANDS)                                      (IN THOUSANDS)
Cherry Creek Gardens.......     $11,587         7.99%    20 years    01/01/20        $    --
Creekside..................       6,152         6.43%    30 years    09/01/08          5,501
The Lodge..................       6,814         6.43%    30 years    09/01/08          6,093
The Village in the Woods...      13,620         8.56%    20 years    02/01/20             --
Cooper's Pond..............       7,808         8.47%    20 years    03/01/20             --
                                -------                                              -------
Total......................     $45,981                                              $11,594
                                =======                                              =======

---------------

(1) See notes to financial statements in the partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002 for information with respect to the partnership's ability to prepay these loans and other specific details about the loans.

     Average Rental Rates and Occupancy. The following shows the average rental rates and occupancy percentages for your partnership's property during the periods indicated.

                                                        AVERAGE RENTAL RATE      AVERAGE
                                                             (PER UNIT)         OCCUPANCY
                                                        --------------------   -----------
PROPERTY                                                  2002       2001      2002   2001
--------                                                --------   ---------   ----   ----
Cherry Creek Gardens(1)...............................   $9,925     $10,566     83%    87%
Creekside(2)..........................................   $8,245     $ 8,523     89%    94%
The Lodge(2)..........................................   $7,535     $ 7,742     90%    95%
The Village in the Woods..............................   $7,456     $ 7,643     91%    93%
Cooper's Pond.........................................   $6,387     $ 6,370     94%    96%

---------------

(1) The general partner attributes the decrease in occupancy at Cherry Creek Gardens to increased unemployment and military deployments.

(2) The general partner attributes the decrease in occupancy at Creekside and The Lodge Apartments to a slow economy in the market area and favorable home mortgage rates.

     Property Management. Your partnership's property is managed by one of our affiliates. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Distributions. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        -------
2000........................................................  $125.80
2001........................................................  $ 46.16
2002........................................................  $ 28.24
2003(through September 30, 2003)............................  $  1.55

     Compensation Paid to the General Partner and its Affiliates. The following table shows, for each of the years indicated, approximate amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's property for providing property management services. See "The Litigation Settlement Offer -- Section 13. Conflicts of Interest and Transactions with Affiliates."

                                                              PARTNERSHIP    PROPERTY
                                                               FEES AND     MANAGEMENT
YEAR                                                           EXPENSES        FEES
----                                                          -----------   ----------
2000........................................................   $708,000      $760,000
2001........................................................   $829,000      $864,000
2002........................................................   $670,000      $720,000
2003(through September 30, 2003)............................   $362,000      $477,000

     Legal Proceedings. From time to time, your partnership may be a party to a variety of legal proceedings related to its ownership of properties which arise in the ordinary course of business. See "The Litigation Settlement
Offer -- Section 9. The Lawsuit and the Settlement."

16.  VOTING POWER

     Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 45,243 units, or 60.32%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we control most voting decisions made by limited partners. See "The Litigation Settlement Offer -- Section 7. Effects of the Offer."

17.  SOURCE OF FUNDS

     We expect that approximately $6,190,000 will be required to purchase all of the limited partnership units that we are seeking in this offer exclusive of fees and expenses. For more information regarding fees and expenses, see "The Litigation Settlement Offer -- Section 21. Fees and Expenses."

     In addition to this offer, we are concurrently making offers to acquire interests in approximately 43 other limited partnerships pursuant to the terms of the settlement. If all such offers were fully subscribed for cash, we would be required to pay approximately $107 million for all such units. If for some reason we did not have such funds available we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect all such offers to be fully subscribed. Additionally, we believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of September 30, 2003, we had $126 million of cash on hand and $285 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

     We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by certain of AIMCO's subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.15% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

18.  DISSENTERS' RIGHTS

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of the partnership or to obtain counsel or, other than as required by the settlement, appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners in your partnership.

19.  CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this Litigation Settlement Offer and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

     - any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that is or could reasonably be expected to be materially adverse to your partnership or the value of your units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which has had or could reasonably be expected to have a material adverse effect on the value of your partnership or the value of your units to us; or

     - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 5.0%, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) acts of terrorism or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which could reasonably be expected to affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by us of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by us

       (or any of our affiliates) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as your general partner (which is our affiliate) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on our ability or any of our affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability or any of our affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to unitholders or (v) could reasonably be expected to result in a material diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the offer or the value of units to us; or

     - there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, your partnership, any general partner of your partnership, us or any affiliate of our or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, directly or indirectly, could reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

     - your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, has or could reasonably be expected to have an adverse affect on the value of your partnership or the units,
       (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

     - a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership;

     - there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on our financial condition;

     - the final court approval of the settlement shall have been reversed or vacated, the parties terminate the settlement or the settlement shall otherwise terminate by its terms; or

     - we shall not have adequate cash or financing commitments available to pay for the units validly tendered, which is the result of events or circumstances beyond our reasonable control.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time in our reasonable discretion prior to the expiration of this offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver.

     If we are unable to accept the units tendered in this Litigation Settlement Offer due to a failure of any or all of the conditions of our offer to be satisfied, we will conduct another offer in accordance with the terms of the settlement (which will occur no later than six months after the date of the commencement of this offer). We will continue this process until we have accepted for payment all units properly tendered in an offer conducted in accordance with the terms of the settlement.

20.  CERTAIN LEGAL MATTERS

     General. Except as set forth in this Section 20, we are not aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 20.

     Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

21.  FEES AND EXPENSES

     You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses. However, under the terms of the settlement, the offer price has been reduced by the costs and expenses related to making this offer.

     The following is an itemized statement of the aggregate estimated expenses incurred and to be incurred in this offer by us:

Information Agent Fees......................................  $ 7,500
Legal Fees..................................................    5,000
Printing Fees...............................................    5,000
Other.......................................................   20,000
                                                              -------
     Total..................................................  $37,500
                                                              =======

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     NEITHER THE COURT NOR COUNSEL FOR THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS LITIGATION SETTLEMENT OFFER. YOU ARE INSTEAD ENCOURAGED TO CAREFULLY REVIEW THIS LITIGATION SETTLEMENT OFFER, THE EXECUTIVE SUMMARY OF THE INDEPENDENT APPRAISER'S REPORT (ATTACHED AS ANNEX II) AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS LITIGATION SETTLEMENT OFFER.

     We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Litigation Settlement Offer -- Section 15. Certain Information Concerning Your Partnership."

     The letter of transmittal and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

           By Mail:                  By Overnight Courier:                 By Hand:
   1275 Valley Brook Avenue        1275 Valley Brook Avenue        1275 Valley Brook Avenue
      Lyndhurst, NJ 07071             Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                                    ANNEX I

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The director of the general partner of your partnership is Patrick J. Foye. The executive officers of the general partner of your partnership are Patrick J. Foye and Paul J. McAuliffe. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

NAME                                                            POSITION
----                                                            --------
Terry Considine...........................  Chairman of the Board of Directors and Chief
                                            Executive Officer
Peter K. Kompaniez........................  Vice Chairman, President and Director
Harry G. Alcock...........................  Executive Vice President and Chief Investment
                                            Officer
Miles Cortez..............................  Executive Vice President, General Counsel and
                                            Secretary
Joseph DeTuno.............................  Executive Vice President -- Redevelopment
Patti K. Fielding.........................  Executive Vice President
Patrick J. Foye...........................  Executive Vice President
Lance J. Graber...........................  Executive Vice President -- Acquisitions
Paul J. McAuliffe.........................  Executive Vice President and Chief Financial
                                            Officer
Ronald D. Monson..........................  Executive Vice President and Head of Property
                                            Operations
David Robertson...........................  Executive Vice President -- Affordable
                                            Properties
Jim Purvis................................  Executive Vice President -- Human Resources
Randall J. Fein...........................  Executive Vice President -- Student Housing
James N. Bailey...........................  Director
Richard S. Ellwood........................  Director
J. Landis Martin..........................  Director
Thomas L. Rhodes..........................  Director

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Terry Considine...........................  Mr. Considine has been Chairman and Chief
                                            Executive Officer of AIMCO and AIMCO-GP since
                                            July 1994. Mr. Considine serves as Chairman of
                                            the Board of Directors of American Land Lease,
                                            Inc. (formerly Asset Investors Corporation and
                                            Commercial Asset Investors, Inc.), another
                                            public real estate investment trust. Mr.
                                            Considine has been and remains involved as a
                                            principal in a variety of other business
                                            activities.
Peter K. Kompaniez........................  Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was
                                            appointed President in July 1997. Mr. Kompaniez
                                            has also served as Chief Operating Officer of
                                            NHP Incorporated, which was acquired by AIMCO in
                                            December 1997.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Harry G. Alcock...........................  Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was
                                            promoted to Senior Vice
                                            President -- Acquisitions. Mr. Alcock served as
                                            Senior Vice President -- Acquisitions until
                                            October 1999, when he was promoted to Executive
                                            Vice President and Chief Investment Officer. Mr.
                                            Alcock has held responsibility for AIMCO's
                                            acquisition and financing activities since July
                                            1994. From June 1992 until July 1994, Mr. Alcock
                                            served as Senior Financial Analyst for PDI and
                                            HFC. From 1988 to 1992, Mr. Alcock worked for
                                            Larwin Development Corp., a Los Angeles-based
                                            real estate developer, with responsibility for
                                            raising debt and joint venture equity to fund
                                            land acquisition and development. From 1987 to
                                            1988, Mr. Alcock worked for Ford Aerospace Corp.
                                            He received his B.S. from San Jose State
                                            University.
Miles Cortez..............................  Mr. Cortez was appointed Executive Vice
                                            President, General Counsel and Secretary in
                                            August 2001. Since December 1997, Mr. Cortez has
                                            been a founding partner and the senior partner
                                            of the law firm of Cortez Macaulay Bernhardt &
                                            Schuetze LLC. From August 1993 to November 1997,
                                            Mr. Cortez was a partner in the law firm of
                                            McKenna & Cuneo, LLP. Mr. Cortez was the
                                            President of the Denver Bar Association from
                                            1982-1983; was Chairman of the Ethics Committee
                                            of the Colorado Bar Association from 1977-1978,
                                            was President of the Colorado Bar Association
                                            from 1996-1997, and was a member of the American
                                            Bar Association House of Delegates from
                                            1990-1995. Mr. Cortez is a Life Fellow of the
                                            Colorado Bar Foundation and American Bar
                                            Foundation. Mr. Cortez has been listed in the
                                            national publication "The Best Lawyers in
                                            America" for business litigation for the past
                                            ten years.
Joseph DeTuno.............................  Mr. DeTuno was appointed Executive Vice
                                            President -- Redevelopment of AIMCO in February
                                            2001. Mr. DeTuno has been Senior Vice
                                            President -- Property Redevelopment of AIMCO
                                            since August 1997. Mr. DeTuno was previously
                                            President and founder of JD Associates, his own
                                            full service real estate consulting, advisory
                                            and project management company that he founded
                                            in 1990.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Patti K. Fielding.........................  Ms. Fielding was appointed Executive Vice
                                            President in February 2003. She is responsible
                                            for securities and debt financing and treasury
                                            department. From January 2000 to February 2003,
                                            Ms. Fielding served as Senior Vice
                                            President -- Securities and Debt. Ms. Fielding
                                            joined the Company in February 1997 and served
                                            as Vice President -- Tenders, Securities and
                                            Debt until January 2002. Prior to joining the
                                            Company, Ms. Fielding was a Vice President with
                                            Hanover Capital Partners from 1996 to 1997, Vice
                                            Chairman, Senior Vice President and Principal of
                                            CapSource Funding Corp from 1993 to 1995, and
                                            Group Vice President with Duff & Phelps Rating
                                            Co. from 1987 to 1993.
Patrick J. Foye...........................  Mr. Foye was appointed Executive Vice President of AIMCO in May 1998. He is responsible for
                                            acquisitions of partnership securities,
                                            consolidation of minority interests, and
                                            corporate and other acquisitions. Prior to
                                            joining AIMCO, Mr. Foye was a merger and
                                            acquisitions partner in the law firm of Skadden,
                                            Arps, Slate, Meagher & Flom LLP from 1989 to
                                            1998 and was Managing Partner of the firm's
                                            Brussels, Budapest and Moscow offices from 1992
                                            through 1994. Mr. Foye is also Deputy Chairman
                                            of the Long Island Power Authority and serves as
                                            a member of the New York State Privatization
                                            Council. He received a B.A. from Fordham College
                                            and a J.D. from Fordham University Law School
                                            and was Associate Editor of the Fordham Law
                                            Review.
Lance Graber..............................  Mr. Graber was appointed Executive Vice
                                            President -- Acquisitions in October 1999. His
                                            principal business function is acquisitions.
                                            Prior to joining AIMCO, Mr. Graber was an
                                            Associate from 1991 through 1992 and then a Vice
                                            President from 1992 through 1994 at Credit
                                            Suisse First Boston engaged in real estate
                                            financial advisory services and principal
                                            investing. He was a Director there from 1994 to
                                            May 1999, during which time he supervised a
                                            staff of seven in the making of principal
                                            investments in hotel, multi-family and assisted
                                            living properties. Mr. Graber received a B.S.
                                            and an M.B.A. from the Wharton School of the
                                            University of Pennsylvania.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Paul J. McAuliffe.........................  Mr. McAuliffe has been Executive Vice President of AIMCO since February 1999 and was appointed
                                            Chief Financial Officer in October 1999. Prior
                                            to joining AIMCO, Mr. McAuliffe was Senior
                                            Managing Director of Secured Capital Corporation
                                            and prior to that time had been a Managing
                                            Director of Smith Barney, Inc. from 1993 to
                                            1996, where he was a key member of the
                                            underwriting team that led AIMCO's initial
                                            public offering in 1994. Mr. McAuliffe was also
                                            a Managing Director and head of the real estate
                                            group at CS First Boston from 1990 to 1993 and
                                            he was a Principal in the real estate group at
                                            Morgan Stanley & Co., Inc. from 1983 to 1990.
                                            Mr. McAuliffe received a B.A. from Columbia
                                            College and an MBA from University of Virginia,
                                            Darden School.
Ronald D. Monson..........................  Mr. Monson was appointed Executive Vice
                                            President and Head of Property Operations of
                                            AIMCO on February 6, 2001. Mr. Monson has been
                                            with AIMCO since 1997 and was promoted to
                                            Divisional Vice President in 1998. Prior to
                                            joining AIMCO, Mr. Monson worked for 13 years in
                                            operations management positions in the lawn care
                                            and landscaping industries, principally with
                                            True Green/Chemlawn. Mr. Monson received a
                                            Bachelor of Science from the University of
                                            Minnesota and a Masters in Business
                                            Administration from Georgia State University.
David Robertson...........................  Mr. Robertson was appointed Executive Vice
                                            President -- Affordable Properties in February
                                            2002. He is responsible for affordable property
                                            operations, refinancing and other value creation
                                            within AIMCO's affordable portfolio. Prior to
                                            joining AIMCO, Mr. Robertson was a member of the
                                            investment-banking group at Smith Barney from
                                            1991 to 1996, where he was responsible for real
                                            estate investment banking transactions in the
                                            western United States, and was part of the Smith
                                            Barney team that managed AIMCO's initial public
                                            offering in 1994. Since February 1996, Mr.
                                            Robertson has been Chairman and Chief Executive
                                            Officer of Robeks Corporation, a privately held
                                            chain of specialty food stores.
Jim Purvis................................  Mr. Purvis was appointed Executive Vice
                                            President in February 2003. He is responsible
                                            for AIMCO's Human Resources and People
                                            Initiatives. Mr. Purvis has over 20 years of
                                            executive strategic human resources experience.
                                            Prior to joining AIMCO he was Vice President, HR
                                            at SomaLogic, a privately funded biotechnology
                                            company. He was a principal in O(3)C Global
                                            Organization Solutions, and has held executive
                                            human resources and operations management
                                            positions in ALCOA (Aluminum Company of
                                            America), Texas Air/Eastern Airlines,
                                            Starwood/WestinHotels and Resorts, and
                                            Tele-Communications (TCI) Technology, Inc. Mr.
                                            Purvis holds a BA in communications and modern
                                            languages from the University of Notre Dame.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Randall J. Fein...........................  Mr. Fein was appointed Executive Vice President in October 2003. He is responsible for Student
                                            Housing. Prior to joining AIMCO, Mr. Fein was
                                            president of the general partner of Texas First
                                            L.P. and Income Apartment Investors L.P. Mr.
                                            Fein is a 1977 graduate of the University of
                                            Texas at Austin. He also received a J.D. from
                                            the University of Texas at Austin in 1980.
James N. Bailey...........................  Mr. Bailey was appointed a Director of AIMCO in
Cambridge Associates, Inc.                  June 2000. In 1973, Mr. Bailey co-founded
1 Winthrop Square,                          Cambridge Associates, Inc., which is an
Suite 500                                   investment consulting firm for non-profit
Boston, MA 02110                            institutions and wealthy family groups. He is
                                            also Co-Founder, Treasurer and Director of The
                                            Plymouth Rock Company, Direct Response
                                            Corporation and Homeowners' Direct Corporation,
                                            each of which is a United States personal lines
                                            insurance company. He received his M.B.A. and
                                            J.D. degrees in 1973 from Harvard Business
                                            School and Harvard Law School.
Richard S. Ellwood........................  Mr. Ellwood was appointed a Director of AIMCO in
12 Auldwood Lane                            July 1994 and is currently Chairman of the Audit
Rumson, NJ 07660                            Committee and a member of the Compensation
                                            Committee. Mr. Ellwood is the founder and
                                            President of R.S. Ellwood & Co., Incorporated, a
                                            real estate investment banking firm. Prior to
                                            forming R.S. Ellwood & Co., Incorporated in
                                            1987, Mr. Ellwood had 31 years experience on
                                            Wall Street as an investment banker, serving as:
                                            Managing Director and senior banker at Merrill
                                            Lynch Capital Markets from 1984 to 1987;
                                            Managing Director at Warburg Paribas Becker from
                                            1978 to 1984; general partner and then Senior
                                            Vice President and a director at White, Weld &
                                            Co. from 1968 to 1978; and in various capacities
                                            at J.P. Morgan & Co. from 1955 to 1968. Mr.
                                            Ellwood currently serves as a director of Felcor
                                            Lodging Trust, Incorporated and Florida East
                                            Coast Industries, Inc.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
J. Landis Martin..........................  Mr. Martin was appointed a director of AIMCO in
199 Broadway                                July 1994 and became Chairman of the
Suite 4300                                  Compensation Committee on March 19, 1998. Mr.
Denver, CO 80202                            Martin is a member of the Audit Committee. Mr.
                                            Martin has served as President and Chief
                                            Executive Officer of NL Industries, Inc., a
                                            manufacturer of titanium dioxide, since 1987.
                                            Mr. Martin has served as Chairman of Tremont
                                            Corporation ("Tremont"), a holding company
                                            operating though its affiliates Titanium Metals
                                            Corporation ("TIMET") and NL Industries, Inc.
                                            ("NL"), since 1990 and as Chief Executive
                                            Officer and a director of Tremont since 1988.
                                            Mr. Martin has served as Chairman of TIMET, an
                                            integrated producer of titanium, since 1987 and
                                            Chief Executive Officer since January 1995. From
                                            1990 until its acquisition by a predecessor of
                                            Halliburton Company ("Halliburton") in 1994, Mr.
                                            Martin served as Chairman of the Board and Chief
                                            Executive Officer of Baroid Corporation, an
                                            oilfield services company. In addition to
                                            Tremont, NL and TIMET, Mr. Martin is a director
                                            of Halliburton, which is engaged in the
                                            petroleum services, hydrocarbon and engineering
                                            industries, and Crown Castle International
                                            Corporation, a communications company.
Thomas L. Rhodes..........................  Mr. Rhodes was appointed a Director of AIMCO in
215 Lexington Avenue                        July 1994 and is a member of the Audit and
4th Floor                                   Compensation Committees. Mr. Rhodes has served
New York, NY 10016                          as the President and a Director of National
                                            Review magazine since November 1992, where he
                                            has also served as a Director since 1998. From
                                            1976 to 1992, he held various positions at
                                            Goldman, Sachs & Co. and was elected a General
                                            Partner in 1986 and served as a General Partner
                                            from 1987 until November 1992. He is currently
                                            Co-Chairman of the Board, Co-Chief Executive
                                            Officer and a Director of American Land Lease,
                                            Inc. He also serves as a Director of Delphi
                                            Financial Group and its subsidiaries, Delphi
                                            International Ltd., Oracle Reinsurance Company
                                            and the Lynde and Harry Bradley Foundation.

                                    ANNEX II

              EXECUTIVE SUMMARY OF INDEPENDENT APPRAISER'S REPORT

THE ATTACHED EXECUTIVE SUMMARY WAS PREPARED SOLELY BY THE INDEPENDENT APPRAISER, AND NEITHER THE COURT, THE PARTIES IN THE CLASS AND DERIVATIVE LITIGATION NOR COUNSEL FOR SUCH PARTIES PARTICIPATED IN THE PREPARATION OF THE EXECUTIVE SUMMARY.

AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

--------------------------------------------------------------------------------

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

--------------------------------------------------------------------------------

PROPERTY NAME:                              Cherry Creek Garden
LOCATION:                                   9959 East Peakview Ave
                                            Unincorporated area of Arapahoe
                                            County, Colorado

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee
                                            Simple Estate
INTEREST APPRAISED:                         Fee Simple Estate

DATE OF VALUE:                              May 17, 2003
DATE OF REPORT:                             June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                 14.39 acres, or 626,828 square feet
      Assessor Parcel No.:                  2075-22-4-22-001
      Floodplain:                           Community Panel No. 08005C0480J
                                            (August 16, 1995)
                                            Flood Zone X, an area outside the
                                            floodplain.
      Zoning:                               R-4 (Obsolete Zone - Residential)

BUILDING:
      No. of Units:                         295 Units
      Total NRA:                            262,637 Square Feet
      Average Unit Size:                    890 Square Feet
      Apartment Density:                    20.5 units per acre
      Year Built:                           1978

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------------------
                                Market Rent
                Square       ------------------     Monthly       Annual
Unit Type        Feet        Per Unit    Per SF      Income       Income
---------       ------       --------    ------    ---------    ----------
1Bd/1Ba           710        $    665   $  0.94    $ 74,480     $  893,760
2Bd/2Ba           923        $    760   $  0.82    $ 90,440     $1,085,280
3Bd/2Ba         1,145        $    950   $  0.83    $ 60,800     $  729,600
                                          Total    $225,720     $2,708,640

OCCUPANCY:                                  71%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              15 Years
REMAINING ECONOMIC LIFE:                    30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

--------------------------------------------------------------------------------

                               SUBJECT PHOTOGRAPHS

           (PHOTOGRAPH)                                    (PHOTOGRAPH)

  EXTERIOR - APARTMENT BUILDING                       EXTERIOR - PARKING LOT

                                    AREA MAP

                                      (MAP)

AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

--------------------------------------------------------------------------------

                                NEIGHBORHOOD MAP

                                      (MAP)

HIGHEST AND BEST USE:
      As Vacant:                            Hold for future multi-family
                                            development
      As Improved:                          Continuation as its current use

METHOD OF VALUATION:                        In this instance, the Sales
                                            Comparison and Income
                                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

--------------------------------------------------------------------------------

PART TWO - ECONOMIC INDICATORS

--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                   Amount             $/Unit
---------------------                                ----------          ----------
Potential Rental Income                              $2,708,640          $9,182
Effective Gross Income                               $2,473,980          $8,386
Operating Expenses                                   $1,042,034          $3,532       42.1% of EGI
Net Operating Income:                                $1,372,946          $4,654

Capitalization Rate                                         9.00%
DIRECT CAPITALIZATION VALUE                          $14,700,000  *      $49,831 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                       10 years
2002 Economic Vacancy                                21%
Stabilized Vacancy & Collection Loss:                14%
Lease-up / Stabilization Period                      16 months
Terminal Capitalization Rate                         10.00%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $14,300,000  *      $48,475 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $14,500,000         $49,153 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $57,727 to $109,804
       Range of Sales $/Unit (Adjusted)              $45,652 to $52,188
VALUE INDICATION - PRICE PER UNIT                    $14,200,000  *      $48,136 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            7.14 to 9.55
       Selected EGIM for Subject                     6.00
       Subject's Projected EGI                       $2,473,980
EGIM ANALYSIS CONCLUSION                             $14,300,000  *      $48,475 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $15,100,000  *      $51,186 / UNIT

RECONCILED SALES COMPARISON VALUE                    $14,300,000         $48,475 / UNIT

-------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.
CHERRY CREEK GARDEN, UNINCORPORATED AREA OF ARAPAHOE COUNTY, COLORADO

--------------------------------------------------------------------------------

PART THREE - SUMMARY OF VALUE CONCLUSIONS

--------------------------------------------------------------------------------

SALES COMPARISON APPROACH:
      Price Per Unit                                 $14,200,000
      NOI Per Unit                                   $15,100,000
      EGIM Multiplier                                $14,300,000
INDICATED VALUE BY SALES COMPARISON                  $14,300,000         $48,475 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $14,700,000
      Discounted Cash Flow Method:                   $14,300,000
INDICATED VALUE BY THE INCOME APPROACH               $14,500,000         $49,153 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $14,500,000         $49,153 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

--------------------------------------------------------------------------------

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

--------------------------------------------------------------------------------

PROPERTY NAME:                             Cooper's Pond
LOCATION:                                  6221 N Dale Mabry Hwy
                                           Tampa, Florida

INTENDED USE OF ASSIGNMENT:                Court Settlement
PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee
                                           Simple Estate
INTEREST APPRAISED:                        Fee simple estate

DATE OF VALUE:                             May 13, 2003
DATE OF REPORT:                            July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                                 25.75 acres, or 1,121,670 square feet
     Assessor Parcel No.:                  029223-0000
     Floodplain:                           Community Panel No. 120112-0195-C
                                           (See comments)
                                           Flood Zone X, an area outside the
                                           floodplain.
     Zoning:                               PD-H (Planned Development)

BUILDING:
     No. of Units:                         463 Units
     Total NRA:                            304,342 Square Feet
     Average Unit Size:                    657 Square Feet
     Apartment Density:                    18.0 units per acre
     Year Built:                           1980

UNIT MIX AND MARKET RENT:

                    GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------
                                  Market Rent
                     Square   ------------------    Monthly     Annual
     Unit Type        Feet    Per Unit    Per SF    Income      Income
-----------------    ------   --------    ------   --------   ----------
1A10 - 1Br/1Ba        600     $    515    $ 0.86   $ 88,580   $1,062,960
1B10 - 1Br/1Ba        615     $    530    $ 0.86   $ 10,600   $  127,200
1C10 - 1 Br/1Ba       726     $    590    $ 0.81   $ 37,760   $  453,120
2A20 - 2 Br/2Ba       810     $    650    $ 0.80   $ 57,200   $  686,400
2B20 - 2 Br/2Ba       886     $    720    $ 0.81   $  5,040   $   60,480
2C20 - 2Br/2Ba        903     $    775    $ 0.86   $ 24,800   $  297,600
EA10 - Effeciency     450     $    450    $ 1.00   $ 36,000   $  432,000
                                          Total    $259,980   $3,119,760

OCCUPANCY:                                 94%
ECONOMIC LIFE:                             45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

--------------------------------------------------------------------------------

EFFECTIVE AGE:                             23 Years
REMAINING ECONOMIC LIFE:                   22 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

             (PHOTOGRAPH)                                   (PHOTOGRAPH)

    OFFICE CLUBHOUSE - FRONT VIEW                   OFFICE CLUBHOUSE - REAR VIEW

                                    AREA MAP

                                      (MAP)

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

--------------------------------------------------------------------------------

                                NEIGHBORHOOD MAP

                                      (MAP)

HIGHEST AND BEST USE:
     As Vacant:                            Hold for future multi-family
                                           development
     As Improved:                          Continuation as its current use

METHOD OF VALUATION:                       In this instance, the Sales
                                           Comparison and Income Approaches to
                                           value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

--------------------------------------------------------------------------------

PART TWO - ECONOMIC INDICATORS

--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                         Amount                $/Unit
---------------------                       ----------            ---------
Potential Rental Income                     $3,119,760            $6,738
Effective Gross Income                      $3,080,071            $6,652
Operating Expenses                          $1,505,964            $3,253    48.9% of EGI
Net Operating Income:                       $1,458,357            $3,150

Capitalization Rate                         10.00%
DIRECT CAPITALIZATION VALUE                 $14,600,000     *     $31,533 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                              10 years
2002 Economic Vacancy                       14%
Stabilized Vacancy & Collection Loss:       15%
Lease-up / Stabilization Period             N/A
Terminal Capitalization Rate                11.00%
Discount Rate                               13.00%
Selling Costs                               2.00%
Growth Rates:
       Income                               2.50%
       Expenses:                            3.00%
DISCOUNTED CASH FLOW VALUE                  $13,600,000     *     $29,374 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $14,500,000           $31,317 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $25,000 to $34,583
       Range of Sales $/Unit (Adjusted)     $27,239 to $32,840
VALUE INDICATION - PRICE PER UNIT           $13,900,000     *     $30,022 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales   4.02 to 5.69
       Selected EGIM for Subject            4.70
       Subject's Projected EGI              $3,080,071
EGIM ANALYSIS CONCLUSION                    $14,500,000     *     $31,317 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $13,900,000     *     $30,022 / UNIT

RECONCILED SALES COMPARISON VALUE           $13,900,000           $30,022 / UNIT

---------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

--------------------------------------------------------------------------------

PART THREE - SUMMARY OF VALUE CONCLUSIONS

--------------------------------------------------------------------------------

SALES COMPARISON APPROACH:
     Price Per Unit                         $13,900,000
     NOI Per Unit                           $13,900,000
     EGIM Multiplier                        $14,500,000
INDICATED VALUE BY SALES COMPARISON         $13,900,000           $30,022 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:          $14,600,000
     Discounted Cash Flow Method:           $13,600,000
INDICATED VALUE BY THE INCOME APPROACH      $14,500,000           $31,317 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $14,500,000           $31,317 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

--------------------------------------------------------------------------------

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

--------------------------------------------------------------------------------
PROPERTY NAME:                              Creekside
LOCATION:                                   5250 Cherry Creek Drive South
                                            Denver, Colorado

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee
                                            Simple Estate
INTEREST APPRAISED:                         Fee Simple Estate

DATE OF VALUE:                              May 13, 2003
DATE OF REPORT:                             June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                 11.694 acres, or 509,391 square feet
      Assessor Parcel No.:                  06184-00-014-000
      Floodplain:                           Community Panel No. 0800460015C
                                            (September 28, 1990)
                                            Flood Zone X, an area outside the
                                            floodplain.
      Zoning:                               R-2-A (Multi-family Residential)

BUILDING:
      No. of Units:                         328 Units
      Total NRA:                            196,448 Square Feet
      Average Unit Size:                    599 Square Feet
      Apartment Density:                    28.0 units per acre
      Year Built:                           1977

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------------------
                                Market Rent
                Square       ------------------     Monthly       Annual
Unit Type        Feet        Per Unit    Per SF      Income       Income
---------       ------       --------    ------    ---------    ----------
Studio           404         $   540     $ 1.34    $  30,240    $  362,880
1Bd/1Ba          552         $   620     $ 1.12    $  49,600    $  595,200
1Bd/1Ba          611         $   650     $ 1.06    $  83,200    $  998,400
2Bd/2Ba          804         $   790     $ 0.98    $  50,560    $  606,720
                                          Total    $ 213,600    $2,563,200

OCCUPANCY:                                  82%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              15 Years
REMAINING ECONOMIC LIFE:                    30 Years

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

--------------------------------------------------------------------------------

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

           (PHOTOGRAPH)                                    (PHOTOGRAPH)

      EXTERIOR - STREET VIEW                       EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                      (MAP)

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

--------------------------------------------------------------------------------

                                NEIGHBORHOOD MAP

                                      (MAP)

HIGHEST AND BEST USE:
      As Vacant:                            Hold for future multi-family
                                            development
      As Improved:                          Continuation as its current use

METHOD OF VALUATION:                        In this instance, the Sales
                                            Comparison and Income Approaches
                                            to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

--------------------------------------------------------------------------------

PART TWO - ECONOMIC INDICATORS

--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                  Amount              $/Unit
---------------------                                ----------          ----------
Potential Rental Income                              $2,563,200          $7,815
Effective Gross Income                               $2,493,720          $7,603
Operating Expenses                                   $858,094            $2,616          34.4% of EGI
Net Operating Income:                                $1,570,026          $4,787

Capitalization Rate                                         9.50%
DIRECT CAPITALIZATION VALUE                          $16,300,000  *      $49,695 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                       10 years
2002 Economic Vacancy                                15%
Stabilized Vacancy & Collection Loss:                12.5%
Lease-up / Stabilization Period                      8 months
Terminal Capitalization Rate                         10.00%
Discount Rate                                        12.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $15,900,000  *      $48,476 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $16,200,000         $49,390 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $43,357 to $87,162
       Range of Sales $/Unit (Adjusted)              $47,692 to $56,655
VALUE INDICATION - PRICE PER UNIT                    $16,200,000  *      $49,390 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.41 to 8.78
       Selected EGIM for Subject                     6.75
       Subject's Projected EGI                       $2,493,720
EGIM ANALYSIS CONCLUSION                             $16,600,000  *      $50,610 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $16,500,000  *      $50,305 / UNIT

RECONCILED SALES COMPARISON VALUE                    $16,500,000         $50,305 / UNIT

-------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

--------------------------------------------------------------------------------

PART THREE - SUMMARY OF VALUE CONCLUSIONS

--------------------------------------------------------------------------------

SALES COMPARISON APPROACH:
      Price Per Unit                                 $16,200,000
      NOI Per Unit                                   $16,500,000
      EGIM Multiplier                                $16,600,000
INDICATED VALUE BY SALES COMPARISON                  $16,500,000         $50,305 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $16,300,000
      Discounted Cash Flow Method:                   $15,900,000
INDICATED VALUE BY THE INCOME APPROACH               $16,200,000         $49,390 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $16,200,000         $49,390 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

--------------------------------------------------------------------------------

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

--------------------------------------------------------------------------------

PROPERTY NAME:                             The Lodge
LOCATION:                                  8405 E Hampden Avenue
                                           Denver, Colorado

INTENDED USE OF ASSIGNMENT:                Court Settlement
PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee
                                           Simple Estate
INTEREST APPRAISED:                        Fee Simple Estate

DATE OF VALUE:                             May 12, 2003
DATE OF REPORT:                            June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                12.979 acres, or 565,365 square feet
      Assessor Parcel No.:                 06334-00-040-000
      Floodplain:                          Community Panel No. 0800460025E
                                           (September 7, 1998)
                                           Flood Zone X, an area outside the
                                           floodplain.
      Zoning:                              R-2-A (Multi-family Residential)

BUILDING:
      No. of Units:                        376 Units
      Total NRA:                           233,400 Square Feet
      Average Unit Size:                   621 Square Feet
      Apartment Density:                   29.0 units per acre
      Year Built:                          1974

UNIT MIX AND MARKET RENT:

                 GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------
                         Market Rent
            Square   --------------------    Monthly      Annual
Unit Type    Feet    Per Unit      Per SF    Income       Income
---------   ------   --------      ------   --------    ----------
Studio       425     $    499      $ 1.17   $ 39,920    $  479,040
1Bd/1Ba      625     $    580      $ 0.93   $129,920    $1,559,040
2Bd/2Ba      825     $    765      $ 0.93   $ 55,080    $  660,960
                                   Total    $224,920    $2,699,040

OCCUPANCY:                                  70%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              18 Years
REMAINING ECONOMIC LIFE:                    27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

                               SUBJECT PHOTOGRAPHS

            (PHOTOGRAPH)                              (PHOTOGRAPH)

   EXTERIOR - APARTMENT BUILDING       EXTERIOR - LANDSCAPE & APARTMENT BUILDING

                                    AREA MAP

                                      (MAP)

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

                                NEIGHBORHOOD MAP

                                      (MAP)

HIGHEST AND BEST USE:
      As Vacant:                           Hold for future multi-family
                                           development
      As Improved:                         Continuation as its current use

METHOD OF VALUATION:                       In this instance, the Sales
                                           Comparison and Income Approaches
                                           to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

--------------------------------------------------------------------------------

PART TWO - ECONOMIC INDICATORS

--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                          Amount               $/Unit
---------------------                       -----------           ----------
Potential Rental Income                     $2,699,040            $7,178
Effective Gross Income                      $2,670,315            $7,102
Operating Expenses                          $898,676              $2,390     33.7% of EGI
Net Operating Income:                       $1,696,439            $4,512

Capitalization Rate                         9.50%
DIRECT CAPITALIZATION VALUE                 $17,300,000  *        $46,011 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                              10 years
2002 Economic Vacancy                       14%
Stabilized Vacancy & Collection Loss:       12%
Lease-up / Stabilization Period             15 months
Terminal Capitalization Rate                10.00%
Discount Rate                               12.00%
Selling Costs                               2.00%
Growth Rates:
       Income                               3.00%
       Expenses:                            3.00%
DISCOUNTED CASH FLOW VALUE                  $16,800,000  *        $44,681 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $17,200,000           $45,745 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $43,357 to $87,162
       Range of Sales $/Unit (Adjusted)     $46,182 to $48,913
VALUE INDICATION - PRICE PER UNIT           $17,100,000  *        $45,479 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales   5.41 to 8.78
       Selected EGIM for Subject            6.75
       Subject's Projected EGI              $2,670,315
EGIM ANALYSIS CONCLUSION                    $17,500,000  *        $46,543 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $17,500,000  *        $46,543 / UNIT

RECONCILED SALES COMPARISON VALUE           $17,300,000           $46,011 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LODGE, DENVER, COLORADO

--------------------------------------------------------------------------------

PART THREE - SUMMARY OF VALUE CONCLUSIONS

--------------------------------------------------------------------------------

SALES COMPARISON APPROACH:
      Price Per Unit                        $17,100,000
      NOI Per Unit                          $17,500,000
      EGIM Multiplier                       $17,500,000
INDICATED VALUE BY SALES COMPARISON         $17,300,000           $46,011 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:         $17,300,000
      Discounted Cash Flow Method:          $16,800,000
INDICATED VALUE BY THE INCOME APPROACH      $17,200,000           $45,745 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $17,200,000           $45,745 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

--------------------------------------------------------------------------------

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

--------------------------------------------------------------------------------
PROPERTY NAME:                              Village in the Woods
LOCATION:                                   11800 Grant Road
                                            Cypress, Texas

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee
                                            Simple Estate
INTEREST APPRAISED:                         Fee Simple Estate

DATE OF VALUE:                              May 12, 2003
DATE OF REPORT:                             July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
       Size:                                22.627 acres, or 985,632 square feet
       Assessor Parcel No.:                 044-016-000-040
       Floodplain:                          Community Panel No. 48201C0430K
                                            (April 20, 2000) Flood Zone X, AE,
                                            an area inside the floodplain.
       Zoning:                              None

BUILDING:
       No. of Units:                        530 Units
       Total NRA:                           518,808 Square Feet
       Average Unit Size:                   979 Square Feet
       Apartment Density:                   23.4 units per acre
       Year Built:                          1983

UNIT MIX AND MARKET RENT:

                        GROSS RENTAL INCOME PROJECTION
----------------------------------------------------------------------------------
                                         Market Rent
                          Square    ---------------------    Monthly      Annual
 Unit Type                 Feet      Per Unit     Per SF     Income       Income
---------------          --------   ----------   --------   ---------   ----------
1A10 - Aspen                  679   $      500   $   0.74   $  44,000   $  528,000
2A20 - Juniper                967   $      565   $   0.58   $  54,240   $  650,880
2B20 - Magnolia               996   $      600   $   0.60   $  93,600   $1,123,200
2C20 - Cypress              1,136   $      710   $   0.63   $  61,060   $  732,720
3A20 - Elm                  1,088   $      750   $   0.69   $  78,000   $  936,000
                                                    Total   $ 330,900   $3,970,800

OCCUPANCY:                                       90%
ECONOMIC LIFE:                                   45 Years
EFFECTIVE AGE:                                   20 Years
REMAINING ECONOMIC LIFE:                         25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

--------------------------------------------------------------------------------

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

              (PHOTOGRAPH)                            (PHOTOGRAPH)

           EXTERIOR - OFFICE                    TYPICAL BUILDING EXTERIOR

                                    AREA MAP

                                     (MAP)

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

--------------------------------------------------------------------------------

                                NEIGHBORHOOD MAP

                                     (MAP)

HIGHEST AND BEST USE:
      As Vacant:                          Hold for future multi-family
                                          development
      As Improved:                        Continuation as its current use

METHOD OF VALUATION:                      In this instance, the Sales Comparison
                                          and Income Approaches to value were
                                          utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

--------------------------------------------------------------------------------

PART TWO - ECONOMIC INDICATORS

--------------------------------------------------------------------------------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                          Amount              $/Unit
---------------------                        ----------          ----------
Potential Rental Income                      $ 3,970,800         $7,492
Effective Gross Income                       $ 3,899,628         $7,358
Operating Expenses                           $ 1,767,185         $3,334       45.3% of EGI
Net Operating Income:                        $ 1,946,943         $3,673

Capitalization Rate                                10.00%
DIRECT CAPITALIZATION VALUE                  $19,000,000 *       $35,849 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                               10 years
2002 Economic Vacancy                        14%
Stabilized Vacancy & Collection Loss:        9%
Lease-up / Stabilization Period              N/A
Terminal Capitalization Rate                 10.50%
Discount Rate                                11.50%
Selling Costs                                3.00%
Growth Rates:
       Income                                3.00%
       Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE                   $18,800,000   *     $35,472 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE       $18,800,000         $35,472 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)    $23,512 to $36,500
       Range of Sales $/Unit (Adjusted)      $32,917 to $39,100
VALUE INDICATION - PRICE PER UNIT            $18,900,000 *       $35,660 / UNIT

EGIM ANALYSIS
      Range of EGIMs from Improved Sales     N/A to N/A
      Selected EGIM for Subject              Not Utilized
      Subject's Projected EGI                $3,899,628
EGIM ANALYSIS CONCLUSION                     NOT UTILIZED *      NOT UTILIZED

NOI PER UNIT ANALYSIS CONCLUSION             $19,100,000 *       $36,038 / UNIT

RECONCILED SALES COMPARISON VALUE            $19,000,000         $35,849 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

--------------------------------------------------------------------------------

PART THREE - SUMMARY OF VALUE CONCLUSIONS

--------------------------------------------------------------------------------

SALES COMPARISON APPROACH:
      Price Per Unit                         $18,900,000
      NOI Per Unit                           $19,100,000
      EGIM Multiplier                        Not Utilized
INDICATED VALUE BY SALES COMPARISON          $19,000,000         $35,849 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:          $19,000,000
      Discounted Cash Flow Method:           $18,800,000
INDICATED VALUE BY THE INCOME APPROACH       $18,800,000         $35,472 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:         $18,800,000         $35,472 / UNIT

     Questions and requests for assistance or for additional copies of this Litigation Settlement Offer and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                      The Information Agent for offer is:

                             THE ALTMAN GROUP, INC.

                                    By Mail:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                             By Overnight Courier:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                                    By Hand:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                         For information, please call:

                                 By Telephone:

                           TOLL FREE: (800) 467-0821

                                    By Fax:

                                 (201) 460-0050